Exhibit 99.29

RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO:

Stein & Lubin LLP
600 Montgomery Street, 14th Floor San Francisco, California 94111
Attention: Peter A. Mastromonaco, Esq.

Loan No. 372-8499 and 372-8501

DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

777 SOUTH FIG, LLC,

Trustor

to

NEW YORK LIFE INSURANCE COMPANY,

Beneficiary

and

Chicago Title Insurance Company

Trustee

Dated as of: August 23, 2004

Premises: 777 Tower

777 South Figueroa Street, Los Angeles, California

TABLE OF CONTENTS

DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING	1

GRANTING CLAUSES	1

DEFINITIONS	4

ARTICLE I COVENANTS AND AGREEMENTS	10
1.01 Payment, Performance and Security	10
l.02 Payment of Taxes, Assessments, etc	10
A. Impositions	10
B. Installments	11
C. Receipts	11
D. Evidence of Payment	11
E. Payment by Beneficiary	11
F. Change in Law	11
G. Joint Assessment	12
H. Permitted Contests	12
I. No Lease Default	13
1.03 All Risk Insurance	13
A. Special Form Coverage	13
B. Additional Coverage	13
C. Separate Insurance	14
D. Insurers; Policies	14
E. Beneficiary's Right to Secure Coverage	14
F. Damage or Destruction	15
G. Transfer of Interest in Policies	15
H. Trustor's Use of Proceeds	16
1.04 Escrow Payments	18

i

1.05 Care and Use of the Premises ......	18
A. Maintenance and Repairs	19
B. Standard of Repairs	19
C. Removal of Equipment	19
D. Compliance With Laws and Insurance	19
E. Hazardous Materials	19
F. Compliance With Instruments of Record	22
G. Alteration of Secured Property	22
H. Parking	22
I. Entry on Secured Property	23
J. No Consent to Alterations or Repairs	23
K. Preservation of Lien; Mechanic's Liens	23
L. Use of Secured Property by Trustor	23
M. Use of Secured Property by Public	23
N. Management	23
O. Permitted Contests	24
1.06 Financial Information	24
A. Financial Statements	24
B. Right to Inspect Books and Records	25
1.07 Condemnation	25
A. Beneficiary's Right to Participate in Proceedings	25
B. Application of Condemnation Award	25
C. Reimbursement of Costs	27
D. Existing Obligations	27
1.08 Leases	27
A. Performance of Lessor's Covenants	27
B. Notice of Default	28
C. Representations Regarding Leases	28
D. Covenants Regarding Leases	28
E. Application of Rents	30
F. Indemnity Against Unapproved Lease Modifications and
Amendments	30
1.09 Assignment of Leases, Rents, Income, Profits and Cash Collateral	30
Assignment; Discharge of Obligations	31
A. Entry Onto Secured Property; Lease of Secured Property	31
B. License to Manage Secured Property	31
C. Delivery y of Assignments	32
D. Indemnity	3 2

1.10. Further Assurances	32
A. General; Appointment of Attorney-in-Fact	32
B. Statement Regarding Obligations	33
C. Additional Security Instruments	33
D. Security Agreement	33
E. Preservation of Trustor's Existence	34
F. Further Indemnities	35
G. Absence of Insurance	35
H. Lost Note	36
l.11 Transfer or Further Encumbrances	36
A. Continuing Ownership and Management	36
B. Transfer or Encumbrance of Secured Property	36
C. Acceleration of Obligations	37
1.12 Expenses	37

ARTICLE II REPRESENTATIONS AND WARRANTIES	40
2.01 Warranty of Title	40
2.02 Ownership of Additional or Replacement Improvements and Personal Property	41
2.03 No Pending Material Litigation or Proceeding; No Hazardous Materials	41
A. Proceedings Affecting Trustor	41
B. Proceedings Affecting Secured Property	41
C. No Hazardous Material	41
D. No Litigation Regarding Hazardous Material	42
2.04 Valid Organization, Good Standing and Qualification of Trustor; Other Organizational Information	42
2.05 Authorization; No Legal Restrictions on Performance	43
2.06 Compliance With Laws	43

2.07 Tax Status	43
2.08 Absence of Foreign or Enemy Status; Foreign Corrupt Practices Act	44

2.09 Federal Reserve Board Regulations	44
2.10 Investment Company Act and Public Utility Holding Company Act	44
2.11 Exempt Status of Transactions Under Securities Act and Representations Relating Thereto	44
2.12 ERISA Compliance	44
2.13 Reciprocal Easement Agreement	45

ARTICLE III DEFAULTS	45
3.01 Events of Default ..	45

ARTICLE IV REMEDIES	47
4.01 Acceleration, Foreclosure, etc	47
A. Foreclosure	47
B. Partial Foreclosure	48
C. Entry	48
D. Collection of Rents, etc	49
E. Receivership	49
F. Specific Performance	49
G. Recovery of Sums Required to be Paid	49
H. Other Remedies	50
I. Power of Sale	50
4.02 No Election of Remedies	52
4.03 Beneficiary's Right to Release, etc	53
4.04 Beneficiary's Right to Remedy Defaults, etc	53
4.05 Waivers	54
4.06 Prepayment	54

ARTICLE V MISCELLANEOUS	55
5.01 Non-Waiver	55
5.02 Sole Discretion of Beneficiary	56

5.03 Recovery of Sums Required to Be Paid	56
5.04 Legal Tender	56
5.05 No Merger or Termination	56
5.06 Discontinuance of Actions	57
5.07 Headings	57
5.08 Notice to Parties	57
5.09 Successors and Assigns Included In Parties	58
5.10 Changes and Modifications	58
5.11 Applicable Law	58
5.12 Invalid Provisions to Affect No Others	58
5.13 Usury Savings Clause	58
5.14 No Statute of Limitations	59
5.15 Late Charges	59
5.16 Waiver of Jury Trial	59
5.17 Continuing Effectiveness	59
5.18 Time of Essence	59
5.19 Non-Recourse	59
5.20 Non-Business Days	60
5.21 Joinder of Spouse	61
5.22 Request for Notice	61
5.23 Fixture Filing	61
5.24 Provisions as to trustee; Trustee's Appointment	61
5.25 Payment and Servicing Agent	61
5.26 Exculpation	61

v

DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FIXTURE FILING

DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING ("Deed of Trust"), dated as of August 23, 2004, by and among 777 SOUTH FIG, LLC ("Trustor"), a Delaware limited liability company, having an office at c/o Commonwealth Partners, 633 West Fifth Street, 72nd Floor, Los Angeles, California 90071, NEW YORK LIFE INSURANCE COMPANY ("Beneficiary"), a New York mutual insurance company, having an office at 51 Madison Avenue, New York, New York 10010-1603, as payment and servicing agent for itself and the other Note Holders (as defined below), and Chicago Title Insurance Company, having an office at ("Trustee").

Trustor has executed and delivered to Beneficiary a Promissory Note dated as of even date herewith, payable to the order of Beneficiary in the original principal sum of Ninety-Nine Million Dollars ($99,000,000.00), and has executed and delivered to Massachusetts Mutual Life Insurance Company, a Massachusetts corporation ("MassMutual"), a Promissory Note dated as of even date herewith, payable to the order of Mass Mutual in the original principal sum of Fifty-Six Million Dollars ($56,000.000.00) (said Promissory Notes, as the same may hereafter be amended, modified consolidated or extended, collectively, the "Note") in each case in lawful money of the United States of America. Beneficiary and MassMutual are collectively referred to herein as the "Note Holders". The Note is secured by this Deed of Trust and the terms, covenants and conditions of the Note are hereby incorporated herein and made a part hereof.

Trustor and Beneficiary have entered into that certain letter agreement of even date herewith (the "Letter Agreement"), pertaining to certain rights which, as set forth in the Letter Agreement, are personal to the Trustor including, among other matters, casualty and liability insurance with respect to the Secured Property, sales or transfers of the Secured Property and transfers of ownership interests in Trustor.

In consideration of the sum of Ten Dollars ($10.00) paid and other good and lawful consideration, the receipt and sufficiency of which are hereby acknowledged and in order to secure the Obligations (as hereinafter defined), Trustor hereby mortgages, grants, assigns, releases, transfers, pledges and sets over to unto Trustee, in trust for Beneficiary, on behalf of the Note Holders, with power of sale, and right of entry and possession to the extent provided herein or by law, and confirms that this Deed of Trust constitutes a valid first lien upon all of Trustor's right, title and interest in the following property whether now owned or hereafter acquired:

GRANTING CLAUSE ONE

All that tract or parcel of land ("Land") more particularly described in Schedule A hereto. GRANTING CLAUSE TWO

All buildings, structures and improvements (collectively, "Improvements") now or hereafter located on the Land, including all machinery, apparatus, equipment and fixtures attached to, or used or procured for use in connection with the operation or maintenance of, any

Improvement, all refrigerators, shades, awnings, venetian blinds, screens, screen doors, storm doors, storm windows, stoves, ranges, curtain fixtures, partitions, attached floor coverings and fixtures, apparatus, equipment or articles used to supply sprinkler protection and waste removal, laundry equipment, furniture, furnishings, appliances, office equipment, elevators, escalators, dynamos, motors, generators, switchboards, communication equipment, electrical equipment, television and radio systems, heating, plumbing, lifting and ventilating apparatus, air-cooling and air conditioning apparatus, gas and electric fixtures, fittings and machinery, wells, tanks, pipes (whether located above or below the surface of the Land) and all other personal property and equipment of every kind and description, excluding trade fixtures and personal property of any Lessee (as hereinafter defined), unless such trade fixtures or personal property become the property of Trustor upon expiration or termination of the term of the Lease in question, and all accessions, renewals and replacements thereof and all articles in substitution therefor. Whether or not any of the foregoing are attached to the Land or any of the Improvements in any manner, all such items shall be deemed to be fixtures, part of the real estate and security for the Obligations. The Land and Improvements are herein collectively called "Premises". To the extent any of the Improvements are not deemed real estate under the laws of the State, they shall be deemed personal property and this grant shall include all of Trustor's right, title and interest in, under and to such personal property and all other personal property now or hereafter attached to or located upon the Premises or used or useable in the management, maintenance or operation of the Improvements or the activities conducted on the Premises, including all computer hardware and software, but excluding trade fixtures and personal property of any Lessee, unless such personal property becomes the property of Trustor upon expiration or termination of the Lease in question, and all accessions, renewals and replacements thereof and all articles in substitution therefor (collectively, "Personal Property") and this Deed of Trust is and shall be deemed to be a Security Agreement for the purposes of creating hereby a security interest under the Uniform Commercial Code of the State of California in Beneficiary as Secured Party (on behalf of the Note Holders) in the Personal Property as hereinafter provided.

GRANTING CLAUSE THREE

All now or hereafter existing easements and rights-of-way and all right, title and interest of Trustor, in and to any land lying within the right-of-way of any street, opened or proposed, adjoining the Premises, any and all sidewalks, alleys and strips and gores of land, streets, ways, passages, sewer rights, waters, water courses, water rights and powers, estates, rights, titles, interests, privileges, liberties, tenements, hereditaments, air rights, development rights, covenants, conditions, restrictions, credits and appurtenances of any nature whatsoever, in any way belonging, relating or pertaining to, or above or below the Premises, whether now or hereafter existing.

GRANTING CLAUSE FOUR

All intangible rights, interests and properties of Trustor relating to the Premises or any part thereof, and necessary or desirable for the continued ownership, use, operation, leasing or management thereof, whether now or hereafter existing, including any trademarks, servicemarks, logos or trade names relating to the Premises or by which the Premises or any part thereof may be known and any other franchises or other agreements relating to services in connection with the use, occupancy, or maintenance of the Premises, instruments, actions or rights in action and all intangible property and rights relating to the Premises.

GRANTING CLAUSE FIVE

All accounts receivable, insurance policies, contract rights, interests, rights under all oil, gas and mineral leases and agreements and all benefits arising therefrom, and all other claims, both at law and in equity, relating to the Premises, which Trustor now has or may hereafter acquire.

GRANTING CLAUSE SIX

All estate, interest, right, title and other claim or demand which Trustor now has or may hereafter acquire in any and all awards or payments relating to the taking by eminent domain, or by any proceeding or purchase in lieu thereof, of the whole or any part of the Premises, including all awards resulting from a change of grade of any street and awards for severance damages, together, in all cases, with all interest thereon.

GRANTING CLAUSE SEVEN

All proceeds of, and any unearned premiums on, insurance policies covering all or any part of the Premises, including the right to receive and apply the proceeds of all insurance or judgments related to the Premises, or settlements made in lieu thereof.

GRANTING CLAUSE EIGHT

All estate, interest, right, title and other claim or demand which Trustor now has or may hereafter acquire against anyone with respect to any damage to all or any part of the Premises, including damage arising or resulting from any defect in or with respect to the design or construction of all or any part of the Improvements.

GRANTING CLAUSE NINE

All deposits or other security or advance payments, including rental payments, made by or on behalf of Trustor to others in connection with the Obligations or the ownership or operation of all or any part of the Premises, including any such deposits or payments made with respect to (a) Impositions (as hereinafter defined), (b) insurance policies, (c) utility service, (d) cleaning, maintenance, repair or similar services, (e) refuse removal or sewer service, (f) rental of equipment, if any, used by or on behalf of Trustor, and (g) parking or similar services or rights.

GRANTING CLAUSE TEN

All remainders, reversions or other estates in the Premises or any part thereof. GRANTING CLAUSE ELEVEN

All management contracts, permits, certificates, licenses, approvals, contracts, entitlements and authorizations, however characterized, now or hereafter issued or in any way furnished for the acquisition, construction, development, operation and use of the Land, the Improvements or the Leases, including building permits, environmental certificates, licenses, certificates of operation or occupancy, warranties and guaranties, except, in each case, to the extent that such mortgage, grant, assignment, transfer or pledge is restricted by the terms of such management contract, permit, certificate, license, approval, contract, entitlement or authorization and such restriction is enforceable under applicable law.

GRANTING CLAUSE TWELVE

All right, title and interest of Trustor in and to all easements, roads, streets, ways, sidewalks, alleys, passages, sewer rights, other utility rights, encroachment rights, and all estates, rights, titles, interests, privileges, liberties, tenements, hereditaments, air rights, and appurtenances of any nature whatsoever, in any way belonging, relating or pertaining to, or arising under that certain Amended and Restated Owners' Operating and Reciprocal Easement Agreement (the "Reciprocal Easement Agreement") by and among Seventh Street Plaza Associates, the Community Redevelopment Agency of the City of Los Angeles, California and PPLA Plaza Limited Partnership dated as of June 20, 1986, and recorded in the Official Records of the Recorder's Office, Los Angeles County, California on June 4, 1987 as instrument number 87-885291, as amended by an amendment thereto dated as of December 5, 1990 and recorded in the Official Records of the Recorder's Office, Los Angeles County, California on December 21, 1990 as instrument number 90-2108281, and by an amendment thereto dated as of January 1, 1993 and recorded in the Official Records of the Recorder's Office, Los Angeles County, California on January 30, 1995 as instrument number 95-150496 whether now or hereafter existing.

GRANTING CLAUSE THIRTEEN

All proceeds, products, replacements, additions, substitutions, renewals and accessions of any of the foregoing, including personal property acquired with cash proceeds.

DEFINITIONS AND INTERPRETATION

As used in this Deed of Trust, the following terms shall have the meanings specified below:

"Assignment" shall mean the Assignment of Leases, Rents, Income and Cash Collateral, dated as of the date hereof, from Trustor, as assignor, to Beneficiary, as assignee (on behalf of the Note Holders).

"Beneficiary's Architect" shall mean a licensed architect or registered engineer approved by Beneficiary and may include Trustor's architect, if reasonably approved by Beneficiary.

"CalPERS" shall mean the California Public Employees Retirement System.

"Code" shall mean the Uniform Commercial Code of the State.

"CommonWealth Pacific" shall mean CommonWealth Pacific, LLC, a Delaware limited liability company.

"Condemnation Proceedings" shall have the meaning set forth in Section 1.07A.

"Debt Coverage Ratio" shall mean, for any period, a fraction, the numerator of which shall equal the projected net operating income of the Premises for such period, and the denominator of which shall equal the aggregate of the principal and interest for such period with respect to the indebtedness due pursuant to the Note (provided, however, that such denominator shall not include the principal payment due in respect of the Loan on the Maturity Date).

"Environmental Claim" shall mean any asserted claim or demand, of any kind or nature, by any Person, for any actual or alleged Environmental Damage, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, ordinance or regulation, common law or otherwise.

"Environmental Damage" shall mean any and all claims, judgments, damages (including punitive damages and consequential damages (other than lost opportunity costs arising from or related to properties other than the Secured Property)), losses, penalties, interest, fines, liabilities (including strict liability), obligations, responsibilities, encumbrances, liens, costs and expenses, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including attorneys', experts' and consultants' fees and disbursements, including:

(a)
those relating to any investigation, defense or settlement of any claim, suit, administrative proceeding or investigation of any kind or any directive of any Governmental Agency (as hereinafter defined) related to Environmental Claims or Environmental Requirements arising from or related to the Secured Property;

(b)
those relating to damages for personal injury, or injury to property including natural resources, occurring in, on, under or about the Secured Property arising from or related to Environmental Claims or Environmental Damages, including lost profits and the cost of demolition and rebuilding of any improvements on real property;

(c)
diminution in the value of the Secured Property arising from or related to Environmental Claims or Environmental Damages, and damages for the loss, or restriction on the use or adverse impact on the marketing, of the Secured Property or any part thereof arising from or related to Environmental Claims or Environmental Damages;

(d)	loss of the priority of the lien of this Deed of Trust due to the imposition of a lien against the Secured Property arising from or related to Environmental Claims or Environmental Damages; and

(e) those incurred in connection with the investigation, cleanup, remediation, removal, abatement, containment, closure, restoration, monitoring work or other cure of any violation of an Environmental Requirement required by any Governmental Agency arising from or related to the Secured Property or reasonably necessary to make full economic use of the Secured Property or in connection with any other property, including the performance of any pre-remedial studies and investigations and post remedial monitoring and cure, or any action to prevent a Release or threat of Release or to minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or the environment.

"Environmental Requirements" shall mean any and all Legal Requirements (as hereinafter defined) relating to the protection of the environment, health or safety, including:

(a)
all Legal Requirements pertaining to reporting, licensing, permitting, investigation, remediation or removal of, or pertaining to Releases or threatened Releases of, Hazardous Materials, chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, including Releases or threatened Releases into the air, soil, surface water, ground water or land;

(b)
all Legal Requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; and

(c) all Legal Requirements pertaining to the protection of the health and safety of employees or the public.

"Environmental Site Assessment" shall mean that certain Phase I Environmental Site Assessment 777 Tower, 777 South Figueroa Street, Los Angeles, California dated March 4, 2004, performed by URS Corporation Americas as job number 29403093.10000.

"ERISA" shall have the meaning set forth in Section 2.12.

"Event of Default" shall have the meaning set forth in Section 3.01.

"Fifth Street Properties" shall mean Fifth Street Properties, LLC, a Delaware limited liability company.

"Governmental Agency" shall mean any government, quasi-governmental or government sponsored enterprise, legislative body, commission, board, regulatory authority, bureau, administrative or other agency, court, arbitrator, grand jury or any other public body or entity or instrumentality, whether domestic, foreign, federal, state, county or municipal.

"Guaranty" shall mean that certain Guaranty of even date herewith executed by Fifth Street Properties in favor of the Note Holders.

"Hazardous Materials" shall mean any substance (other than deminimus amounts used in the ordinary course of operating the Secured Property that are properly stored in compliance with all applicable Legal Requirements):

(a)	the presence of which requires notification, investigation or remediation under any Environmental Requirement;

(b) which is or becomes designated, defined, classified or regulated as
"hazardous", "toxic", "noxious", "waste", "pollutant", "contaminant" or other similar term, or which requires remediation or is regulated under any present or future Environmental Requirement, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), Federal Clean Air Act (42 U.S.C. Section 7401 et seq.), Federal Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.), Federal Clean Water Act (33 U.S.C. Section 1251 et seq.), Federal Environmental Pesticide Control Act (7 U.S.C. Section 136 et seq.), Federal Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), Federal Safe Drinking Water Act (42 U.S.C. Sections 300(f), et seq.), (vii) the California Integrated Waste Management Act (California Public Resources Code Section 40000, et seq.); (viii) Title 7.3 of the California Government Code Section 66758 et seq.; (ix) Title 14, Division 7 of the California Code of Regulations; (x) Title 23, Division 3, Chapter 15 of the California Code of Regulations; and (xi) all other applicable provisions of the California Health and Safety Code, the California Public Resources Code, the California Government Code and the California Water Code and all regulations issued pursuant thereto and any so-called "Superfund" or "Superlien" law, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

(c)	(e) (f) (g) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Governmental Agency;

(d) the presence of which on the Secured Property causes or threatens to cause a nuisance relating to the Secured Property or adjacent properties or poses or threatens to pose a hazard relating to the Secured Property or adjacent properties or to the health or safety of Persons on or about the Secured Property or adjacent properties;

which contains asbestos, gasoline, diesel fuel or other petroleum hydrocarbons, volatile organic compounds, polychlorinated biphenyls (PCBs) or urea formaldehyde foam insulation;

which contains or emits radioactive particles, waves or material, including radon gas; or

which is or constitutes a part of an underground storage tank. "Hazardous Material Claims" shall have the meaning set forth in Section 1.05E(4). "Impositions" shall have the meaning set forth in Section 1.02A. "Improvements" shall have the meaning set forth in Granting Clause Two. "Increased Rate" shall have the meaning set forth in the Note. "Indemnified Claims" shall have the meaning set forth in Section 1.05E(1). "Indemnitee" shall have the meaning set forth in Section 1.05 E(1). "Land" shall have the meaning set forth in Granting Clause One.

"Lease" and "Leases" shall have the respective meanings set forth in Section 1.08A. "Lease Termination Proceeds" shall have the meaning set forth in the Assignment.

"Legal Requirements" shall mean all present or future laws, statutes, permits, approvals, plans, authorizations, guidelines, franchises, ordinances, restrictions, orders, rules, codes, regulations, judgments, decrees, injunctions or requirements of all Governmental Agencies or any officers thereof, including any Board of Fire Underwriters.

"Lessee" shall have the meaning set forth in Section l.08A.

"Limited Guarantor" shall have the meaning set forth in Section 5.19.

"Loan" shall mean the mortgage loan made by the Note Holders to Trustor evidenced by the Note and secured by this Deed of Trust.

"Loan Instruments" shall mean the Note, this Deed of Trust, the Assignment and each other instrument now or hereafter given to evidence, secure, indemnify, guaranty or otherwise assure or provide for the payment or performance of the Obligations or otherwise executed by Trustor in connection with the Loan, but shall not include the Guaranty.

"Major Tenant" shall have the meaning set forth in the Assignment. "Make-Whole Amount" shall have the meaning set forth in the Note. "Maturity Date" shall have the meaning set forth in the Note.

"Non-Recourse Exceptions" shall have the meaning set forth in Section 5.19.

"Note" shall have the meaning set forth in the second introductory paragraph of this Deed of Trust.

"Note Holders" shall have the meaning set forth in the second introductory paragraph of this Deed of Trust.

"Obligations" shall mean and include all indebtedness, obligations, covenants, agreements and liabilities of Trustor to the Note Holders, including all obligations to pay interest, the Make-Whole Amount and all charges and advances, whether direct or indirect, existing, future, contingent or otherwise, due or to become due, pursuant to or arising out of or in connection with the Note, this Deed of Trust, the Assignment or any other Loan Instrument, all modifications, extensions and renewals of any of the foregoing and all expenses and costs of collection or enforcement, including attorneys' fees (which attorney's fees shall be reasonable with respect to any modification, extension or renewal of any Loan Instrument) and disbursements incurred by the Note Holders in the collection or enforcement of any of the Loan Instruments or in the exercise of any rights or remedies pursuant to the Loan Instruments or applicable law.

"Other Guarantor" shall have the meaning set forth in Section 5.19. "Partial Foreclosure" shall have the meaning set forth in Section 4.0lB.

"Person" shall mean a corporation, a limited or general partnership, a limited liability company or partnership, a joint stock company, a joint venture, a trust, an unincorporated association, a Governmental Agency, an individual or any other entity similar to any of the foregoing.

"Personal Property" shall have the meaning set forth in Granting Clause Two.

"Premises" shall have the meaning set forth in Granting Clause Two. "Proceeds" shall have the meaning set forth in Section 1.03F(2).

"Reciprocal Easement Agreement" shall have the meaning set forth in Granting Clause Twelve.

"Rents" shall mean all rents, issues, profits, cash collateral, royalties, income and other benefits derived from the Secured Property or any part thereof (including benefits accruing from all present or future leases and agreements, including oil, gas and mineral leases and agreements).

"Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

"Secured Property" shall mean the Premises, the Personal Property and all other rights and interests described in the Granting Clauses of this Deed of Trust.

"State" shall mean the State, Commonwealth or territory in which the Secured Property is located.

"Transfer" shall have the meaning set forth in Section l.11B.

As used in this Deed of Trust (a) words such as "herein", "hereof', "hereto", "hereunder" and "hereby" or similar terms refer to this Deed of Trust as a whole and not to any specific Section or provision hereof; (b) wherever the singular or plural number or the masculine, feminine or neuter gender is used, it shall include each other number or gender; and (c) the word "including" shall mean "including, without limitation," and the word "includes" shall mean "includes, without limitation."

ARTICLE I COVENANTS AND AGREEMENTS Trustor hereby covenants and agrees as follows:

1.01 Payment, Performance and Security. Trustor shall pay when due the amount of, and otherwise timely perform, all Obligations.

This Deed of Trust shall secure all Obligations.

1.02 Payment of Taxes, Assessments, etc.

1.02A. Impositions. Subject to Trustor's right to contest the same in accordance with Section 1.02H, Trustor shall pay when due and payable, before any fine, penalty, interest or cost for the nonpayment thereof may be added thereto, and without any right of offset or credit against any interest or other amounts payable to Beneficiary pursuant to this Deed of Trust or on the Note, all property taxes, assessments, water and sewer rents, rates and charges, transit taxes, charges for public utilities, excises, levies, vault taxes or charges, license and permit fees and other governmental charges, general and special, ordinary and extraordinary, unforeseen and foreseen, of any kind and nature whatsoever (including penalties, interest costs and charges accrued or accumulated thereon), which at any time may be assessed, levied, confirmed, imposed upon, or become due and payable out of or in respect to, or become a lien on, the Secured Property or any part thereof, or any appurtenance thereto prior to or on a parity with the Obligations or the lien of this Deed of Trust, as the case may be, (all of the foregoing collectively, "Impositions" and individually, an "Imposition").

1.02B. Installments. Notwithstanding anything to the contrary contained in Section 1.02A , if by law any Imposition, at the option of the taxpayer, may be paid in installments, and provided interest shall not accrue on the unpaid balance of such Impositions, Trustor may exercise the option to pay the same in installments and, in such event, shall pay such installments as the same become due and before any fine, penalty, interest or cost may be added thereto.

1.02C. Receipts. Trustor, upon request of Beneficiary, will furnish to Beneficiary within three (3) days before the date when any property taxes, assessments and insurance premiums relating to the Secured Property would become delinquent, official receipts of the appropriate taxing authority, or other evidence reasonably satisfactory to Beneficiary, evidencing the payment thereof.

l.02D. Evidence of Payment. The bill, certificate or advice of nonpayment, issued by the appropriate official (designated by law either to make or issue the same or to receive payment of any Imposition), of the nonpayment of any property taxes, assessments and insurance premiums relating to the Secured Property shall be prima facie evidence that such Imposition is due and unpaid at the time of the making or issuance of such certificate, advice or bill. Trustor shall pay Beneficiary, on demand, all charges, costs and expenses of every kind including each tax service search fee or charge incurred by Beneficiary at any time or times during the term of this Deed of Trust in connection with obtaining evidence reasonably satisfactory to Beneficiary that the payment of all Impositions is current and that there is no Imposition due and owing or which has become or given rise to a lien on the Secured Property or any part thereof or any appurtenance thereto.

l.02E. Payment by Beneficiary. If Trustor shall fail to pay any property taxes, assessments and insurance premiums relating to the Secured Property in accordance with the provisions of this Section 1.02, Beneficiary, at its option and at such time as it may elect, may pay any such property taxes, assessments and insurance premiums relating to the Secured Property, but shall be under no obligation to do so. Trustor will repay to Beneficiary, on demand, any amount so paid by Beneficiary, with interest thereon at the Increased Rate from the date of such payment by Beneficiary to the date of repayment by Trustor. This Deed of Trust shall secure each such amount and such interest.

1.02F. Change in Law. In the event of the passage after the date of this Deed of Trust of any law deducting the Obligations from the value of the Secured Property or any part thereof for the purpose of taxation or resulting in any lien thereon, or changing in any way the laws now in force for the taxation of this Deed of Trust or the Obligations for state or local purposes, or the manner of the operation of any such taxes so as to affect the interest of Beneficiary, then, and in such event, Trustor shall bear and pay the full amount of such taxes, provided that if for any reason payment by Trustor of any such new or additional taxes would be unlawful or if the payment thereof would constitute usury or render the Loan or the Obligations wholly or partially usurious under any of the terms or provisions of the Note, this Deed of Trust or otherwise, Beneficiary may, at its option, declare all Obligations secured by this Deed of Trust, with interest thereon, to be immediately due and payable (provided, however, that Trustor shall not be liable for any penalty or premium and no Make-Whole Amount shall be due as a result thereof), or Beneficiary may, at its option, pay that amount or portion of such taxes as renders the Loan or the Obligations unlawful or usurious, in which event Trustor shall concurrently therewith pay the remaining lawful and non-usurious portion or balance of such taxes.

l.02G. Joint Assessment. Trustor shall not suffer, permit or initiate the joint assessment of the Premises and the Personal Property, or any other procedure whereby personal property taxes and real property taxes shall be assessed, levied or charged to the Secured Property as a single lien.

1.02H. Permitted Contests. Notwithstanding anything herein to the contrary, if, and for so long as, no Event of Default has occurred under any of the Loan Instruments that has not been waived by Beneficiary in writing, or as to which Beneficiary has not agreed to extend the applicable cure period, Trustor shall have the right to contest the amount or the validity, in whole or in part, of any Imposition, by appropriate proceedings diligently conducted in good faith and without cost or expense to Beneficiary. Subject to the provisions of Section 1.02I and provided Trustor is in compliance with the provisions of the next sentence, Trustor may postpone or defer payment of such Imposition if Trustor, on or before the due date thereof, shall (1) deposit or cause to be deposited with Beneficiary a surety bond issued by a surety company of recognized responsibility acceptable to Beneficiary, guaranteeing and securing the payment in full of such Imposition, pending the determination of such contest, except that provided the Imposition cannot result in a lien against the Secured Property, a deposit shall be required only if the contested amount shall be in excess of $50,000, (2) deposit or cause to be deposited with Beneficiary an amount equal to one hundred (100%) percent of such Imposition or any balance thereof remaining unpaid, and from time to time, but not more frequently than quarterly, deposit amounts in order to keep on deposit at all such times an amount equal to one hundred (100%) percent of the Imposition remaining unpaid, or (3) furnish or cause to be furnished to Beneficiary other security reasonably satisfactory to Beneficiary. If such deposit is made or such security furnished and Trustor continues in good faith to contest the validity of such Imposition by appropriate legal proceedings which shall operate to prevent the collection of such Imposition so contested, the imposition of interest, fines or other penalties with respect to such Imposition and the sale of the Secured Property or any part thereof to satisfy such Imposition, Trustor shall have no obligation to pay such Imposition until such time as it has been finally determined to be a valid, due and payable Imposition. Until such time as such proceedings have been terminated, or at any earlier time that Trustor shall have been adjudicated liable for the payment of such Imposition, (i) Trustor shall pay in full the amount of such Imposition or part thereof as shall have been finally determined in such proceeding, together with all liabilities in connection therewith, and (ii) Beneficiary shall not apply or require the application of any amounts that may have been deposited pursuant to this Section l.02H to payment of any unpaid Imposition. However, Beneficiary shall not have any liability for application of, or failure to apply, any amount so deposited, except for Beneficiary's intentional and willful failure to apply a deposited amount after Trustor shall have notified Beneficiary of such final decision and Trustor or the Person making such deposit shall have requested in writing the application of such amount to the payment of the particular Imposition with respect to which it was deposited. Beneficiary shall repay to Trustor, or as directed by Trustor, the remainder of any such deposit after payment in full of the related Imposition unless an Event of Default has occurred under any of the Loan Instruments that has not been waived by Beneficiary in writing. If an Event of Default has occurred that has not been waived by Beneficiary in writing, Beneficiary may, in its discretion, apply all or any part of such remainder to such Event of Default. After such application (and the payment in full of all then due and payable Impositions), Beneficiary shall pay the remainder of such surplus, if any, to Trustor.

1.02I. No Lease Default.. If contesting the validity or amount of any Imposition shall cause a breach of any of the terms, conditions or covenants required to be performed by Trustor as lessor under any Lease, Trustor shall not have the right to contest the same as provided in Section l.02H, and Trustor shall pay such Imposition pursuant to Section 1.02A.

l.03 Insurance.

1.03A. All Risk Coverage. Trustor, at its sole cost and expense, shall keep the Improvements and the Personal Property insured against loss or damage by fire and against loss or damage by other risks now covered by "All Risk" insurance, submitting evidence thereof on Accord form 27 or equivalent Accord form and otherwise in form and substance satisfactory to Beneficiary, and in an amount equal to at least one hundred percent (100%) of the full replacement cost of the Improvements and the Personal Property, including work performed for tenants, without deduction for depreciation and with such other deductibles, if any, as are satisfactory to Beneficiary, in its discretion. Such insurance shall include an endorsement for demolition and increased cost of construction and an agreed amount endorsement for the estimated replacement cost. Trustor's "All Risk" insurance policy shall not exclude from coverage any loss arising from the perils of terrorist acts or, in the alternative, Trustor shall maintain a separate insurance policy covering terrorist acts and, in either case, the coverage for damage caused by terrorist acts shall be on a 100% replacement cost basis with a deductible of not more than Five Hundred Thousand Dollars ($500,000.00) (such insurance coverage shall be referred to herein as "Terrorism Insurance"). Trustor's Terrorism Insurance coverage may be part of a blanket insurance policy provided that the blanket coverage (i) is acceptable to Beneficiary, in its discretion, (ii) names Beneficiary as a certificate holder and additional insured and (iii) contains a specific allocation of value and deductible related to the coverage on the property to be encumbered by this Deed of Trust and provides that such value and deductible may not be affected by any claims or other matters related to the other properties covered by the blanket policy. If Terrorism Insurance is not commercially available as determined in accordance with Section 1.03I, then in lieu of providing Terrorism Insurance as provided in this Section l.03A, Trustor may comply with the provisions of Section l.031.

l.03B. Additional Coverage. Trustor, at its sole cost and expense, shall at all times also maintain:

(1) Commercial general liability insurance against claims for bodily injury, personal injury or property damage, occurring in, on, under or about the Secured Property or in, on, under or about the adjoining streets, sidewalks and passageways, to the extent such streets are owned, controlled or maintained by Trustor; such insurance to be in amounts and in form and substance satisfactory to Beneficiary;

(2) Rent and/or business income insurance in an amount not less than one year's aggregate rentals, including minimum rentals, escalation charges, percentage rents (based on sales projections reasonably acceptable to Beneficiary) and other additional rentals, and any other amounts payable by tenants and other occupants at the Secured Property pursuant to Leases or otherwise, which amount shall be increased from time to time upon the leasing of space at the Secured Property or upon each increase in such aggregate rentals;

(3) If the Improvements are located in a flood hazard area, flood insurance on the Improvements in an amount equal to the lesser of full replacement cost thereof or the maximum amount of insurance obtainable;

(4) In the extent such equipment is located at the Secured Property, insurance, in such amounts as Beneficiary shall from time to time require, against loss or damage from leakage or explosion of steam boilers, air conditioning equipment, pressure vessels or similar apparatus, now or hereafter installed in or on the Secured Property;

(5) Earthquake insurance, in such amounts as Beneficiary shall from time to time require;

(6) Such other insurance and any replacements, substitutions or additions thereto as shall at any time be required by Beneficiary against other insurable hazards, including, if available at commercially reasonable premiums, war risk, nuclear reaction or radioactive contamination, each in such amount as Beneficiary shall determine.

1.03C. Separate Insurance. Trustor shall not carry separate insurance, concurrent in kind or form and contributing in the event of loss with any insurance required hereunder. Trustor may, however, effect for its own account any insurance not required pursuant to the provisions of this Deed of Trust, but any such insurance effected by Trustor on the Secured Property, whether or not required pursuant to this Section 1.03, shall be for the mutual benefit of Trustor and the Note Holders, as their respective interests may appear, and shall be subject to all other provisions of this Section 1.03.

1.03D. Insurers; Policies. All insurance provided for in this Section 1.03 shall be effected under valid and enforceable policies issued by financially responsible insurers, rated by

A.M. Best as "A" or better and as having a class size of at least "X(10)" and authorized to do business in the State, with deductibles acceptable to Beneficiary and otherwise in form and substance acceptable to Beneficiary. An original copy of all such policies shall be deposited with and held by Beneficiary and shall contain the standard non-contributory mortgagee clause in favor of the Note Holders and a waiver of subrogation endorsement, all in form and content satisfactory to Beneficiary. All such policies shall contain a provision that such policies will not be cancelled or materially amended (including any reduction in the scope or limits of coverage), without at least thirty (30) days' prior written notice to Beneficiary. Not less than thirty (30) days prior to the expiration dates of the expiring policies theretofore furnished pursuant to this Section 1.03, originals of the policies or copies of original policies certified by Trustor as true and correct bearing notations evidencing the full payment of the annual premium or accompanied by other evidence satisfactory to Beneficiary of such payment shall be delivered by Trustor to Beneficiary.

1.03E. Beneficiary's Right to Secure Coverage. If Trustor fails to furnish to Beneficiary and keep in force the original policies of insurance required by this Section 1.03, Beneficiary, at its option, may, on behalf of the Note Holders, procure such insurance, which procurement, at Beneficiary's further option, may be by the purchase of insurance policies or by the addition of the Secured Property to Beneficiary's blanket policy. In the event that Beneficiary has exercised either of such options, promptly upon demand by Beneficiary, Trustor (i) will reimburse Beneficiary for all premiums on the policies purchased by Beneficiary or (ii) in the event Beneficiary has added the Secured Property to its blanket policy, will pay to Beneficiary an amount equal to the estimated cost of the insurance coverage which Beneficiary has added to its blanket policy had such coverage been obtained under a separately policy and not under a blanket policy, in either case, with interest thereon at the Increased Rate from the date Beneficiary pays such premiums to the date Trustor repays such premiums to Beneficiary in full. Until they are so repaid, this Deed of Trust shall secure the amount of such premiums and interest.

1.03F. Damage or Destruction. Subject to the provisions of Section 1.03H, upon the occurrence of any damage or casualty to the Secured Property or any part thereof, the following shall apply:

(1) Trustor shall give Beneficiary written notice of such damage or casualty as soon as possible, but not later than seven (7) business days from the date such damage or casualty occurs.

(2) Subject to Section 1.03H(5), all proceeds of insurance ("Proceeds") paid or to be paid pursuant to any of the policies maintained pursuant to this Deed of Trust shall be payable to Beneficiary. Trustor hereby authorizes and directs any affected insurer to make such payment of the Proceeds directly to Beneficiary. Beneficiary may commin-gle, with other monies in Beneficiary's possession, all Proceeds received by Beneficiary. All such Proceeds shall constitute additional security for the Obligations and Trustor shall not be entitled to the payment of interest thereon. Beneficiary 'may settle, adjust or compromise all claims for loss, damage or destruction pursuant to any policy or policies of insurance; provided, however, that unless an Event of Default has occurred that has not been waived in writing by

Beneficiary or as to which Beneficiary has not agreed in writing to extend the applicable cure period, Beneficiary shall not settle any such claim without Trustor's participation therein.

(3) Subject to the provisions of Section l.03H, Beneficiary shall have the option, in its reasonable discretion, and without regard to the adequacy of its security hereunder, of applying all or part of the Proceeds to (a) the Obligations, whether or not then due, in such order as Beneficiary shall determine, (b) the repair or restoration of the Secured Property,
(c) reimburse Beneficiary for its costs and expenses in connection with the recovery of the Proceeds, or (d) any combination of the foregoing.

(4) Nothing herein contained shall be deemed to excuse Trustor from repairing or maintaining the Secured Property as provided in Section 1.05 or restoring all damage or destruction to the Secured Property, regardless of whether there are Proceeds available or whether the Proceeds are sufficient in amount, and the application or release by Beneficiary of any Proceeds shall not cure or waive any Event of Default or notice of default pursuant to this Deed of Trust or invalidate any act done pursuant to such notice.

1.03G. Transfer of Interest in Policies. In the event of the foreclosure of this Deed of Trust or other transfer of title or assignment of the Secured Property in payment and performance, in whole or in part, of the Obligations, all right, title and interest of Trustor in and to all policies of insurance required by this Section 1.03 shall inure to the benefit of, and pass to the purchaser or grantee of the Secured Property. If, prior to Beneficiary's receipt of the Proceeds, the Secured Property shall have been sold through the foreclosure of this Deed of Trust or other similar proceeding, Beneficiary shall have the right to receive the Proceeds to the extent that any portion of the Obligations are still unpaid after application of the proceeds of the foreclosure sale or similar proceeding, together with interest thereon at the Increased Rate, plus attorney's fees and other costs and disbursements incurred by Beneficiary in connection with the collection of the Proceeds and in establishing the amount of and collecting the deficiency. Trustor hereby assigns, transfers and sets over to Beneficiary (on behalf of the Note Holders) all of the Trustor's right, title and interest in and to said sum. The balance, if any, shall be paid to Trustor, or as otherwise required by law.

1.03H. Trustor's Use of Proceeds.

(1) Notwithstanding any provision herein to the contrary, but subject to the provisions of Section 1.03(H1 4), in the event of any destruction to the Secured Property by fire or other casualty of not more than thirty-five percent (35%) of the leasable area of the Improvements, the Proceeds shall be made available to Trustor for repair and restoration, after deducting therefrom and payment to Beneficiary of an amount equal to Beneficiary's costs in connection with collection, review and disbursement of the Proceeds of such damage or casualty, provided that:

(a) The Proceeds are deposited with Beneficiary;

(b) No Event of Default shall have occurred and be continuing under the terms of any of the Loan Instruments;

(c) The insurer does not deny liability to any named insured or, if the insurer does deny liability, Beneficiary shall hold the Proceeds and not apply them to the Obligations while Trustor and such insurer resolve any dispute regarding such insurer's liability; provided, however, if such dispute is not resolved within ninety (90) days from the date the Proceeds are deposited with Beneficiary, and further provided that Trustor is, in Lender's reasonable discretion, diligently pursuing settlement of such dispute, Trustor shall not be entitled to receive the Proceeds and Beneficiary may apply them to the Obligations.

(d) Beneficiary is furnished with, and has approved (i) a complete, final set of plans and specifications for the work to be performed in connection with the repair or restoration, (ii) an estimate of the cost of repair and restoration, and (iii) a certificate of Beneficiary's Architect as to such costs; provided, however, that Beneficiary will not unreasonably withhold its consent to a request from Trustor for a disbursement of the Proceeds to Trustor notwithstanding Trustor's failure to comply with the requirements of this subsection (d) and/or subsection (f) of this Section 1.03H(1) provided that Trustor has complied with all of the other requirements of this Section 1.03H(1) and the sum of all such disbursements made by Beneficiary pursuant to this proviso and the proviso in subsection (f) does not exceed Two Million Dollars ($2,000,000.00).

(e) The value, quality and condition of the Secured Property as so repaired or restored shall be at least equal to that of the Secured Property prior to such damage or casualty;

(f) Trustor furnishes Beneficiary with evidence reasonably satisfactory to Beneficiary that all Improvements so repaired or restored and their use shall fully comply with all applicable (i) easements, covenants, conditions, restrictions or other private agreements or instruments of record affecting the Secured Property and (ii) Legal Requirements; provided, however, that Beneficiary will not unreasonably withhold its consent to a request from Trustor for a disbursement of the Proceeds to Trustor notwithstanding Trustor's failure to comply with the requirements of subsection (d) and/or this subsection (1) of this Section 1.03H(1) provided that Trustor has complied with all of the other requirements of this Section 1.03H(1) and the sum of all such disbursements made by Beneficiary pursuant to this proviso and the proviso in subsection (d) does not exceed Two Million Dollars ($2,000,000.00).

(g) If the estimated cost of such repair or restoration exceeds the Proceeds available, Trustor shall (i) furnish a bond of completion or provide other evidence satisfactory to Beneficiary of Trustor's ability to pay such excess costs, or (ii) deposit with Beneficiary additional funds equal to such excess;

(h) Beneficiary shall have received written notice of damage or casualty from Trustor within seven (7) business days from the date of such damage or casualty, which notice shall state the date of such damage or casualty, and shall contain a request to Beneficiary to make the Proceeds available to Trustor;

(i) Beneficiary shall have received a report or proof of claim from the insurer describing the damage or casualty and the insurer's payment therefor;

(j) During and after the repair and restoration period, the aggregate monthly net income pursuant to rent or business income insurance and/or pursuant to all Leases remaining in full force and effect shall be in an amount sufficient to pay the monthly installments of principal and interest required to be paid on the Obligations, as well as all payments for property taxes, assessments and insurance required pursuant to Section 1.04, if any, as estimated by Beneficiary.

(2) Beneficiary shall disburse the Proceeds during the course of repair or restoration upon (a) the certification of Beneficiary's Architect as to the cost of the work done, (b) the conformity, as determined by Beneficiary, of the work to plans and specifications approved by Beneficiary, and (c) receipt of evidence of a title insurance company acceptable to Beneficiary that there are no liens arising out of the repair or restoration or otherwise which are not bonded in accordance with all applicable Legal Requirements in an amount and with a surety satisfactory to Beneficiary. Notwithstanding the above, a portion of the Proceeds may be released prior to the commencement of repair or restoration to pay for items approved by Beneficiary in its discretion. Subject to satisfaction of the foregoing conditions, Beneficiary shall make such disbursements within ten (10) business days after a written request by Trustor. No payment made prior to the final completion of work shall exceed ninety percent (90%) of the value of the work performed from time to time, and at all times the undisbursed balance of the Proceeds remaining with Beneficiary must be at least sufficient to pay for the cost of completion of the work (as estimated by Beneficiary in its discretion), free and clear of liens. Beneficiary shall make final payment after receipt of a certification of Beneficiary's Architect confirming the completion of the work in accordance with plans and specifications reasonably approved by Beneficiary.

(3) Beneficiary shall (a) return to Trustor the balance of the Proceeds after full disbursement in accordance with Sections 1.03H(1) and (2), or (b) if an Event of Default has occurred that has not been waived in writing by Beneficiary, apply such balance to the Obligations, whether or not then due, in such order as Beneficiary shall determine, in which event Trustor shall not be liable for the Make-Whole Amount on any portion of the Obligations that are prepaid by such application of the Proceeds.

(4) In all cases in which any destruction of the Secured Property by fire or other casualty occurs during the last twelve (12) months prior to the Maturity Date, or in Beneficiary's reasonable judgment, Trustor is not proceeding with the repair or restoration in a manner that would entitle Trustor to have the Proceeds disbursed to it, Beneficiary shall have the options set forth in Section 1.03 F(3). In the event Beneficiary elects to apply the Proceeds to the Obligations pursuant to-clause (a) of Section 1.03 F(3) Trustor shall not be liable for the Make-Whole Amount on any portion of the Obligations that are prepaid by such application of the Proceeds.

(5) Notwithstanding any provision herein to the contrary including without limitation the foregoing provisions regarding Trustor's use of the Proceeds where destruction to the Secured Property by fire or other casualty is not more than thirty-five percent (35%) of the leasable area of the Improvements, but subject to the provisions of Section 1.03(H)(4), in the event of any destruction to the Secured Property by fire or other casualty resulting in damage or destruction to the Secured Property (as determined by Beneficiary) of not more than $2,000,000.00, the Proceeds shall be payable to Trustor for repair and restoration, after deducting therefrom and payment to Beneficiary of an amount equal to Beneficiary's costs in connection with such damage or casualty, provided that:

(a) No Event of Default shall have occurred and be continuing under the terms of any of the Loan lnstruments;

(b) The value, quality and condition of the Secured Property as so repaired or restored shall be at least equal to that of the Secured Property prior to such damage or casualty;

(c) All Improvements so repaired or restored and their use shall fully comply with all applicable (i) easements, covenants, conditions, restrictions or other private agreements or instruments of record affecting the Secured Property and (ii) Legal Requirements; provided, however, that Beneficiary will not unreasonably withhold its consent to a request from Trustor for a disbursement of the Proceeds to Trustor notwithstanding Trustor's failure to comply with the requirements of this subsection (c) provided that Trustor has complied with all of the other requirements of this Section 1.03H(5) and the sum of all such disbursements made by Beneficiary pursuant to this proviso does not exceed Five Hundred Thousand Dollars ($500,000.00);

(d) During and after the repair and restoration period, the aggregate monthly net income pursuant to rent or business income insurance and/or pursuant to all Leases remaining in full force and effect shall be in an amount sufficient to pay the monthly installments of principal and interest required to be paid on the Obligations, as well as all payments for property taxes, assessments and insurance required pursuant to Section 1.04, if any, as estimated by Beneficiary.

(6) Under no circumstances shall Beneficiary become personally liable for the fulfillment of the terms, covenants and conditions contained in any of the Leases or obligated to take any action to repair or restore the Secured Property.

1.03I. Amendment as a Result of Commercial Unavailability of Insurance Against Terrorist Acts.

(1) If any insurance required to be maintained against loss arising from the perils of terrorist acts (other than insurance required to be maintained under applicable law) pursuant to Section 1.03A or, subject to the terms thereof, the Letter Agreement, if applicable, (including the limits or deductibles or any other terms under policies for such insurance) ceases to be commercially available in the commercial insurance market, Trustor shall provide written notice to Beneficiary, accompanied by a certificate from an independent insurance advisor of recognized national standing selected by Trustor and reasonably satisfactory to Beneficiary

("Insurance Advisor"), stating that such insurance against loss arising from the perils of terrorist acts is not commercially available in the commercial insurance market for buildings of similar type and geographic location, and explaining in detail the basis for such conclusions and recommending any waivers or modification of such insurance requirement (which recommendation shall include the amount and type of insurance which is commercially available, if any).

(2) Following receipt of such notice, certificate and recommendation of the Insurance Advisor, Beneficiary shall not unreasonably withhold, delay or condition its approval of the recommended waiver or modification of such insurance requirement (any such approval to be evidenced by a writing to such effect) but in this regard, Beneficiary may at, Beneficiary's expense, seek the advice of another insurance advisor of its choosing, and factor such advice into its decision. Beneficiary shall advise Trustor in writing of its decision concerning the recommended waiver or modification, including any alternative requirements it may reasonably establish, and Trustor shall, prior to the expiration of the insurance against loss arising from the perils of terrorist acts then in effect, obtain such insurance that is approved by Beneficiary.

(3) In the event that such insurance requirement has been waived or modified pursuant to Section 1.03I(2), Trustor shall, from time to time upon request of Beneficiary but not more than once in any calendar year unless Beneficiary has reasonably determined that there has been a change in the availability of insurance against loss arising from the perils of terrorist acts, in which event the foregoing limitation shall not apply, provide to Beneficiary a written supplemental report from the Insurance Advisor that provided the certificate referred to in Section 1.03I(1) (or such other independent insurance advisor reasonably acceptable to Beneficiary), updating such prior certificate and reaffirming the conclusions stated therein, including as to the insurance against loss arising from the perils of terrorist acts which is then commercially available. Such supplemental report shall be provided within thirty (30) days after a request from Beneficiary in accordance with this paragraph. In the event that the Insurance Advisor (or such other insurance advisor engaged by Beneficiary at Trustor's expense), states that a different level of insurance is then commercially available, as compared to the insurance that was commercially available in the prior certificate and recommendation, Trustor shall promptly (and in any event within thirty (30) days after receipt of such updated report) obtain the then specified level of insurance that is then commercially available, subject to Beneficiary's approval, in the same manner as provided in Section 1.03A or Section 1.03I(2) above, as applicable.

(4) Any waiver or modification approved pursuant to Section 1.03I(2) shall be effective for only as long as the originally required insurance is not commercially available. Failure by Trustor to provide the supplemental report referred to in Section 1.03I(3) within the period required shall give rise to a rebuttable presumption that the originally required insurance is then commercially available. In the event of such failure, any insurance waiver or modification approved pursuant to Section 1.03I(2) shall cease to satisfy the requirements of this Deed of Trust at the expiration of the thirty (30) day period referred to in the second sentence of Section 1.03I(3). For the avoidance of doubt, Beneficiary, at Trustor's expense, may establish that insurance coverage against loss arising from the perils of terrorist acts is commercially available independent of, and without first, requesting Trustor to provide a supplemental report pursuant to Section 1.03I(3).

(5) For the purpose of this Section 1.03I, insurance against loss arising from the perils of terrorist acts will be considered not "commercially available" only if (A) the material provisions of The Terrorism Risk Act of 2002 (Pub. L. 107-297, 116 Stat. 232 (2002)) are no longer in effect, or (B) it is not obtainable or is obtainable only at excessive costs which are not justified in terms of the risk to be insured and it is not being carried by or applicable to properties or operations similar to and in the same geographic area as the Property because of such excessive costs. Notwithstanding any other provision of this Section 1.03I to the contrary, the annual costs of insurance providing coverage against loss arising from the perils of terrorist acts shall be deemed "excessive" to the extent such annual costs are in excess of two hundred percent (200%) of the cost of Trustor's "All Risk" insurance policy as described in Section 1.03A or subject to the terms thereof, the Letter Agreement, if applicable ("Terrorist Insurance Cost"). In the event the costs of maintaining coverage against loss arising from the perils of terrorist acts are in excess of the Terrorist Insurance Cost (as determined by Beneficiary based on the advice of the Insurance Advisor), then Trustor shall maintain the maximum amount of coverage as may be obtained by the expenditure of the Terrorist Insurance Cost.

(6) Notwithstanding anything to the contrary contained in Section 1.04 and in addition to the payments required thereunder, Trustor agrees if the cost of the insurance providing coverage against loss arising from the perils of terrorists acts is deemed excessive as provided in Section 1.03I(2) and Trustor is not otherwise required to maintain insurance against terrorist acts, until such time as Trustor obtains insurance against loss arising from the perils of terrorists acts as provided in Section l.03, Trustor will immediately deposit with Beneficiary, or its designee, a sum equal to the Terrorist Insurance Cost (the "Terrorism Insurance Deposit"). Beneficiary or its designee shall hold all payments without any obligation for the payment of interest thereon to Trustor and free of all liens or claims on the part of the creditors of Trustor and as part of the Secured Property. Such payments shall not be, nor be deemed to be trust funds, but may be commingled with the general funds of Beneficiary, or its designee. Upon receipt by Beneficiary from Trustor of an insurance policy or an endorsement to an existing insurance policy providing coverage against loss arising from the perils of terrorist acts in accordance with the provisions of Section 1.03 together with satisfactory evidence that such insurance has been paid for in full, Beneficiary will reimburse Trustor from the Terrorism Insurance Deposit to the extent same has not been applied in accordance with the provisions of the next sentence. If an Event of Default has occurred under any Loan Instrument that has not been waived by Beneficiary in writing, Beneficiary may, at its discretion and without regard to the adequacy of its security hereunder, apply any unused portion of the Terrorism Insurance Deposit to the payment of the Obligations in such manner as it may elect. Transfer of legal title to the Secured Property shall automatically transfer to the new owner any then remaining rights of Trustor in the Terrorism Insurance Deposit held by Beneficiary pursuant to this Section 1.03I(6). Upon indefeasible payment in full of all of the Obligations, Beneficiary shall return to Trustor the remaining portion, if any, of the Terrorism Insurance Deposit then held by Beneficiary pursuant to this Section 1.03I(6). At such time as Trustor obtains insurance against loss arising from the perils of terrorist acts in accordance with the provisions of Section l.03A or subject to the terms thereof, the Letter Agreement, if applicable Beneficiary shall return the unused portion of the Terrorism Insurance Deposit, if any, to Trustor

l.04 Escrow Payments. To further secure the Obligations as to payment of the property taxes, assessments and insurance premiums related to the Secured Property (as set forth in Section l.02) and premiums for insurance (as set forth in Section l.03), Trustor will pay to Beneficiary, or its designee, on the due date of each monthly installment of principal and/or interest pursuant to the Note, a sum equal to the property taxes, assessments and insurance premiums next due on the Secured Property, all as estimated by Beneficiary, less all sums already paid with respect to the property taxes, assessments and insurance premiums related to the Secured Property for such period, divided by the number of months to elapse before one month prior to the date when such property taxes, assessments and insurance premiums related to the Secured Property shall become due and payable. Beneficiary or its designee shall hold all payments without any obligation for the payment of interest thereon to Trustor and free of all liens or claims on the part of creditors of Trustor and as a part of the Secured Property. Beneficiary or its designee shall use such payments to pay current property taxes, assessments and insurance premiums related to the Secured Property, as the same accrue and are payable. Such payments shall not be, nor be deemed to be, trust funds, but may be commingled with the general funds of Beneficiary, or its designee. If at any time and for any reason Beneficiary reasonably determines that such payments are insufficient to pay the property taxes, assessments and insurance premiums related to the Secured Property in full as they become payable, Trustor will pay to Beneficiary or its designee, within ten (10) days after demand therefor, such additional sum or sums as may be required in order for Beneficiary or its designee to so pay such property taxes, assessments and insurance premiums related to the Secured Property in full. Trustor shall furnish Beneficiary with the bills therefor within sufficient time to enable Beneficiary or its designee to pay the property taxes, assessments and insurance premiums related to the Secured Property before any penalty attaches and before any policy lapses. If an Event of Default has occurred under any Loan Instrument that has not been waived in writing by Beneficiary, Beneficiary may, at its discretion and without regard to the adequacy of its security hereunder, apply any unused portion of such payments to the payment of the Obligations in such manner as it may elect. Transfer of legal title to the Secured Property shall automatically transfer to the new owner any then remaining rights of Trustor in all sums held by Beneficiary pursuant to this Section l.04.

Notwithstanding anything to the contrary set forth in this Section 1.04, Beneficiary agrees to waive the obligations and requirements imposed upon Trustor by this Section 1.04 for the payment to Beneficiary each month of property taxes, assessments and insurance deposits related to the Secured Property as well as any Late Charge (as defined in the Note) for any such payment not received when due, on the condition that (a) Trustor pays all property taxes, assessments and similar charges as they become due or before they become delinquent, (b) Trustor pays all insurance premiums at least five (5) business days before the cancellation date of any policy or policies required under this Deed of Trust, (c) Trustor promptly submits to Beneficiary's real estate department official receipts evidencing the timely payment of such property taxes, assessments and similar charges and receipts evidencing the timely payment of insurance premiums, (d) no Event of Default has occurred and is continuing beyond any applicable cure periods, if any, under any of the Loan Instruments, (e) the Secured Property (or any portion thereof) has not been conveyed or alienated by Trustor except as permitted under the partial transfer of ownership provisions as set forth in Section III of the Letter Agreement, (f) if the

Secured Property is transferred in conjunction with a sale or transfer of the Secured Property to a third party, as described in Section II of the Letter Agreement, the Debt Coverage Ratio is at least 1.50, and (g) Trustor pays to Beneficiary on the date this Deed of Trust is recorded in the official records of Los Angeles County, California, a one-time administrative fee of $5,000.00 for monitoring Trustor's compliance with its obligation to pay property taxes, assessments and similar charges and insurance premiums.

l.05 Care and Use of the Premises.

l.05A. Maintenance and Repairs. Trustor, at its sole cost and expense, if not prohibited from doing so by any Legal Requirement, shall (l) take good care of the Secured Property and the sidewalks and curbs adjoining the Secured Property and keep the same in good order and condition, (2) make all necessary repairs thereto, interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen, (3) not commit or suffer to be committed any waste of the Secured Property, and (4) not do or suffer to be done anything which will increase the risk of fire or other hazard to the Secured Property or any part thereof.

1.05B. Standard of Repairs. The necessity for and adequacy of repairs to the Secured Property pursuant to Section l.05A shall be measured by the standard which is appropriate for a first class office building and related facilities of similar construction and type located in the Los Angeles area. Further, Trustor shall make all repairs necessary to avoid any structural damage to the Improvements and to keep the Secured Property in a proper condition for its intended use. When used in this Section 1.05, the terms "repair" and. "repairs" shall include all necessary renewals and replacements. Trustor shall make all repairs with first-class materials and in a good, substantial and workerlike manner which shall be equal or better in quality and-class to the original work.

1.05C. Removal of Equipment. Trustor shall have the right, at any time and from time to time, to remove and dispose of equipment which may have become obsolete or unfit for use or which is no longer useful in the operation of the Secured Property. To the extent necessary for the proper operation, maintenance and repair of the Secured Property, Trustor will promptly replace all equipment so disposed of or removed with other equipment of a value and serviceability equal to or greater than the original value and serviceability of the equipment so removed or disposed of, free of all liens, claims or other encumbrances. If by reason of technological or other developments in the operation and maintenance of buildings of the general character of the Improvements, no replacement of the building equipment so removed or disposed of is necessary or desirable in the proper operation or maintenance of the Improvements, Trustor shall not be required to replace same. The security interest of this Deed of Trust shall cover all such replacement equipment.

l.05D. Compliance With Laws and Insurance. Trustor shall promptly comply with any and all applicable Legal Requirements including maintaining the Secured Property in compliance with all Legal Requirements. Trustor shall not bring or keep any article upon the Secured Property or cause or permit any condition to exist thereon which would be prohibited by or could invalidate any insurance coverage maintained, or required hereunder to be maintained, by Trustor on or with respect to any part of the Secured Property. Trustor shall do all other acts which from the character or use of the Secured Property may be necessary to protect the Secured Property. Upon request of Beneficiary, Trustor shall furnish to Beneficiary a copy of any license, permit or approval required by any Governmental Agency with respect to the Secured Property and/or the operations conducted thereon.

l.05E. Hazardous Materials.

(l) Trustor hereby unconditionally and irrevocably agrees to indemnify, reimburse, defend, exonerate, pay and hold harmless the Note Holders, and their respective directors, officers, policyholders, shareholders, employees, successors (including any successor to any Note Holder's interest in the chain of title), assigns, agents, attorneys, contractors, subcontractors, experts, licensees, visitors, affiliates, lessees, mortgagees, trustees and invitees (each an "Indemnitee" and collectively, the "Indemnitees"), from and against any and all of the following (referred to collectively as the "Indemnified Claims"): all Environmental Damages and Environmental Claims that may be incurred by, imposed upon, or asserted against, any Person indemnified hereunder, arising out of, related to, or in connection with:

(a) the presence of Hazardous Materials in, on, under or about or the Release or threatened Release of any Hazardous Materials to or from the Secured Property regardless of whether or not the presence of such Hazardous Materials arose prior to the present ownership or operation of the property in question or as a result of the acts or omissions of Trustor or any other Person,

(b) the violation or alleged violation of any Environmental Requirement affecting or applicable to the Secured Property or any activities thereon, regardless of whether or not the violation of such Environmental Requirement arose prior to the present ownership or operation of the property in question or as a result of the acts or omissions of Trustor or any other Person,

(c) the breach of any warranty or covenant or the inaccuracy of any representation contained in the Loan Instruments pertaining to Hazardous Materials or other environmental matters, including the covenants contained in Sections 1.05E(2), (3), (4) and (5) and the representations and warranties contained in Sections l.05E(4) and 2.03C and D,

(d) the transport, treatment, recycling, storage or disposal or arrangement therefor, of any Hazardous Material to, at or from the Secured Property, or

(e) the enforcement or attempted enforcement of this indemnity.

Trustor's obligations pursuant to the foregoing indemnity shall include the burden and expense of (x) defending against all Indemnified Claims, even if such Indemnified Claims are groundless, false or fraudulent, (y) conducting all negotiations of any description with respect to the Indemnified Claims, and (z) paying and discharging any and all Indemnified Claims, when and as the same become due, against or from the Note Holders or any other Person indemnified pursuant to this Section 1.05E(1). Trustor's obligations under this Section 1.05E(1) shall survive (i) the repayment of all sums due under the Note; (ii) the release of the Secured Property or any portion thereof from the lien of this Deed of Trust; (iii) the reconveyance of or foreclosure under this Deed of Trust (notwithstanding that all or a portion of the obligations secured by this Deed of Trust shall have been discharged thereby);. (iv) the acquisition of the Secured Property by Beneficiary; and/or (v) the transfer of all of the Note Holder's rights in and to the Note and/or the Secured Property. Trustor's obligations pursuant to the foregoing indemnity shall not extend to Environmental Damages or Environmental Claims that (i) are caused solely by an Indemnitee's gross negligence or willful misconduct, or (ii) which arise solely from acts first occurring after the date Beneficiary forecloses the lien of this Deed of Trust or accepts a deed in lieu of foreclosure. Indemnitors shall have the burden of proving that Environmental Damages or Environmental Claims were caused solely by an Indemnitee's gross negligence or willful misconduct or arose from acts first occurring after the date Beneficiary foreclosed the lien of this Deed of Trust or accepted a deed in lieu of foreclosure.

(2) Trustor shall maintain the Secured Property in compliance with, and shall not cause or permit the Secured Property to be in violation of, any applicable Environmental Requirements. Trustor shall not, and shall use its best efforts to not permit any lessee or occupant of the Secured Property to, use, generate, manufacture, store, maintain, dispose of or permit to exist in, on, under or about the Secured Property any Hazardous Materials. Trustor shall, at all times, comply fully and in a timely manner, and cause all of its employees, agents, contractors and subcontractors and any other Persons occupying or present on the Secured Property to so comply, with all applicable Environmental Requirements.

(3) Provided that Beneficiary has a reasonable basis for determining that an adverse change has occurred regarding the presence of Hazardous Materials on the Secured Property, then promptly, upon the written request of Beneficiary, Trustor shall provide Beneficiary, at Beneficiary's expense; with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable to Beneficiary and in a form acceptable to Beneficiary, assessing the presence or absence of any Hazardous Materials and the potential costs in connection with the abatement, cleanup or removal of any Hazardous Materials found in, on, under or about the Secured Property; provided, however, that if such environmental site assessment or environmental audit report discloses an adverse change in the presence of Hazardous Materials on the Secured Property, then such environmental site assessment or environmental audit report shall be at Trustor's expense; provided, further, if an Event of Default has occurred and Beneficiary has commenced foreclosure proceedings pursuant to Section 4.01 hereof then, upon Beneficiary's request (whether or not Beneficiary has a reasonable basis for determining that an adverse change has occurred regarding the presence of Hazardous Materials on the Secured Property) Trustor shall provide Beneficiary, at Trustor's expense, such an environmental site assessment or environmental audit report. Trustor shall cooperate in the conduct of such environmental site assessment or environmental audit.

(4) Trustor represents and warrants to the Note Holders that, except as disclosed by the Environmental Site Assessment, (a) no enforcement, cleanup, removal or other governmental or regulatory action has, at any time, been instituted, contemplated or threatened against Trustor, or to its best knowledge, the Secured Property, pursuant to any Environmental Requirements; (b) to the best of its knowledge, no violation or noncompliance with any Environmental Requirements has occurred with respect to the Secured Property at any time; (c)

no claims have, at any time, been made or threatened by any third party against Trustor with respect to the Secured Property or, to the best of Trustor's knowledge, against the Secured Property, relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (d) to the best of Trustor's knowledge, neither the Secured Property nor any part thereof has been classified as "border zone property" under the provisions of California Health and Safety Code Sections 25220, et seq., (the matters set forth in this Section l.05E(4) (a), (b), (c) and (d) are herein referred to as "Hazardous Materials Claims"). Trustor shall promptly advise Beneficiary, in writing, if any Hazardous Materials Claims are hereafter asserted, or if Trustor obtains knowledge of any Release of any Hazardous Materials in, on, under or about the Secured Property, or that any of the conditions described in clause (d) above has occurred.

(5) Without Beneficiary's prior written consent, which consent shall not be unreasonably withheld or delayed, Trustor shall not (a) take any remedial action in response to the presence of any Hazardous Materials in, on, under or about the Secured Property, or (b) enter into any settlement agreement, consent decree or other compromise in respect of any such Hazardous Materials or any Hazardous Material Claims. However, Beneficiary's prior consent shall not be necessary in the event that the presence of any Hazardous Materials in, on, under or about the Secured Property either poses an immediate threat to the health, safety or welfare of any individual or is of such a nature that an immediate remedial response is necessary and it is not possible to obtain Beneficiary's consent before taking such action. In such event, Trustor shall notify Beneficiary as soon as practical of any action so taken. Beneficiary shall not withhold its consent, where such consent is required hereunder, if either (a) a particular remedial action is ordered by a court of competent jurisdiction, or (b) Trustor establishes to the satisfaction of Beneficiary that there is no reasonable alternative to such remedial action which would result in less impairment to the Secured Property.

(6) Beneficiary, if it so elects, shall have the right to join and participate as a party in any legal proceedings or actions initiated by any Person in connection with any Hazardous Materials Claim and, in such case, Trustor shall pay all of Beneficiary's attorneys' fees and expenses incurred in connection therewith.

1.05F. Compliance With Instruments of Record. Trustor shall promptly perform and observe, or cause to be performed and observed, all terms, covenants and conditions of all instruments of record affecting the Secured Property, non-compliance with which may affect the priority of the lien of this Deed of Trust, or which may impose any duty or obligation upon Trustor or any lessee or other occupant of the Secured Property or any part thereof. Trustor shall do or cause to be done all things necessary to preserve intact and unimpaired all easements, appurtenances and other interests and rights in favor, or constituting any part, of the Secured Property.

1.05G. Alteration of Secured Property. Trustor shall not demolish, remove, construct, restore, add to or alter any portion of the Secured Property or any extension thereof, or consent to or permit any such demolition, removal, construction, restoration, addition or alteration without Beneficiary's prior written consent, except for (l) tenant improvement work provided for in any Lease in effect on the date hereof and in any other current or future Lease approved or deemed approved by Beneficiary in writing, and (2) ordinary, non-structural maintenance and repair work.

1.05H. Parking. Trustor shall comply with all Legal Requirements for parking and shall grant no parking rights in the Secured Property other than those provided for in existing Leases and in new Leases so long as any parking rights granted in such new Leases will not impair Trustor's ability to fulfill its obligations under existing Leases, except with Beneficiary's prior written consent. The Secured Property shall contain at all times not less than one thousand seventy (1070) regular and handicap parking spaces for compact and standard automobiles, of which one hundred thirty-seven (137) parking spaces shall be located upon the Land in a subterranean executive parking structure and of which nine hundred thirty-three (933) parking spaces, to which Trustor has use and access rights pursuant to the Reciprocal Easement Agreement, shall be located in the Parking Structure (as defined in the Reciprocal Easement Agreement). If any part of the automobile parking areas included within the Secured Property is taken by condemnation or such areas are otherwise reduced, Trustor shall provide alternative parking facilities in kind, size and location as required to comply with (i) all Leases and with the parking requirements set forth herein, or (ii) all Leases and all Legal Requirements for parking, and Beneficiary reasonably determines, taking into consideration such alternative parking facilities, that the taking of any parking spaces will not have a material adverse effect on the marketability of the Secured Property. Any lease or other contract for such facilities must be assignable and must be otherwise in form and substance satisfactory to Beneficiary. Within a reasonable period of time after entering into any such lease or other contract, Trustor will furnish to Beneficiary satisfactory assurance of the availability of such alternative parking facilities in conformity with all Leases and Legal Requirements.

1.05I. Entry on Secured Property. Upon not less than two (2) business days prior written notice (except in case of an emergency or after an Event of Default has occurred, in which event no prior notice shall be necessary), Beneficiary or its representatives may enter upon and inspect the Secured Property at all reasonable times.

l.05J. No Consent to Alterations or Repairs. Nothing contained in this Deed of Trust shall in any way constitute the consent or request of Beneficiary, expressed or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration or repair of the Secured Property or any part thereof.

1.05K. Preservation of Lien; Mechanic's Liens. Trustor shall do or cause to be done everything necessary so that the lien of this Deed of Trust shall be fully preserved, at the sole cost of Trustor. Trustor shall discharge, pay or bond, or cause to be discharged, paid or bonded, from time to time when the same shall become due, all lawful claims and demands of mechanics, material men, laborers and others which, if unpaid, might result in, or permit the creation of, a lien on the Secured Property or any part thereof, or on the revenues, rents, issues, income or profits arising therefrom.

1.05L. Use of Secured Property by Trustor. Trustor shall use, or cause to be used, the Secured Property principally and continuously as and for a first-class office building.

Trustor shall not use, or permit the use of, the Secured Property or any part thereof, for any other principal use without the prior written consent of Beneficiary. Trustor shall not initiate or acquiesce to any change in any zoning or other land use classification now or hereafter in effect and affecting the Secured Property or any part thereof without in each case obtaining Beneficiary's prior written consent thereto.

l.05M. Use of Secured Property by Public. Trustor shall not suffer or permit the Secured Property, or any part thereof, to be used by the public as such, without restriction or in such manner as might impair Trustor's title to the Secured Property or any part thereof, or in such manner as might make possible a claim or claims of adverse usage or adverse possession, or of any implied dedication to the public of the Secured Property or any part thereof.

1.05N. Management. Management of the Premises shall be reasonably satisfactory to Beneficiary and shall be performed by Trustor or a management company approved in writing by Beneficiary and under a management contract satisfactory to Beneficiary, which management contract shall be subject and subordinate to the rights and title of Beneficiary under this instrument. By its acceptance of this Deed of Trust, Beneficiary acknowledges that it has consented to the management of the Secured Property by Commonwealth Partners Management Services, L.P.

1.050. Permitted Contests. If, and for so long as, Trustor is not in default pursuant to any of the Loan Instruments, Trustor shall have the right, after prior notice to Beneficiary, to contest, by appropriate legal proceedings, diligently conducted in good faith and without cost or expense to Beneficiary, the validity or application of any Legal Requirement, subject to the following:

(1) Such contest shall not subject Beneficiary or Trustor to any civil or criminal liability;

(2) By the terms of any such Legal Requirement, compliance therewith pending the prosecution of any such legal proceedings may legally be delayed without incurring (or increasing the risk of incurring) any damage or injury of any kind to the Secured Property or any Person or property and without incurring any lien or charge of any kind against the Secured Property or any fine or penalty against Trustor, Trustor may delay compliance therewith until the final determination of such legal proceedings; and;

(3) Such contest shall not cause a breach of any of the terms, conditions or covenants of any Lease or other agreement on Trustor's part to be performed.

1.06 Financial Information.

l.06A. Financial Statements. Trustor shall keep and maintain complete and accurate books and records of the earnings and expenses of the Secured Property and, without expense to Beneficiary, furnish to Beneficiary, within one hundred twenty (120) days after the end of each fiscal year of Trustor, including the fiscal year during which the Loan is closed, an annual financial statement prepared by Trustor and certified by an independent certified public accountant reasonably satisfactory to Beneficiary, in accordance with generally accepted and/or fair market value accounting principles relating to real estate consistently applied, which shall include: (1) a balance sheet with respect to the Secured Property, (2) a statement of cash flows by Trustor with respect to the Secured Property, and (3) a detailed operating statement relating to the ownership and operation of the Secured Property, including, all rents and other income derived therefrom and all operating and depreciated or amortized portion of capital expenses paid or incurred in connection therewith. Together with the annual financial statements, Trustor shall furnish to Beneficiary a certified rent roll with respect to the Secured Property and other pertinent information regarding the leasing of the Secured Property as may be reasonably required by Beneficiary. In addition to such annual financial statements and rent roll, Trustor shall furnish to Beneficiary such interim financial statements, including any of the information described in the foregoing clauses (1) through (3), and such interim rent rolls as Beneficiary shall require, provided, however, that Trustor shall not be required to furnish such interim financial statements and such interim rent rolls more frequently than quarterly. Trustor shall also furnish, or cause to be furnished, to Beneficiary, within one hundred twenty (120) days after the end of each fiscal year of each Other Guarantor, if any, including the fiscal year during which the Loan is closed, an annual audited financial statement for each Other Guarantor, prepared and certified by an independent, certified public accountant, reasonably satisfactory to Beneficiary, in accordance with generally accepted accounting principles, consistently applied, which shall include a balance sheet, a statement of cash flows and statement of profit and loss.

l.06B. Right to Inspect Books and Records. Beneficiary or its representatives shall have the right to examine and make copies of all books and records and all supporting vouchers and data related to the Secured Property. Such examination may occur at the Secured Property or at Trustor's principal place of business and shall be at Trustor's sole cost and expense.

1.07 Condemnation.

1.07A. Beneficiary's Right to Participate in Proceedings. If the Secured Property, or any part thereof, shall be taken in condemnation proceedings or by exercise of any right of eminent domain (collectively, "Condemnation Proceedings"), Beneficiary shall have the right to participate in any such Condemnation Proceedings and all awards or payments (collectively, "Award") that may be made in any such Condemnation Proceedings are hereby assigned to Beneficiary (on behalf of the Note Holders), and shall be deposited with Beneficiary and applied in the manner set forth in this Section 1.07. Trustor shall give Beneficiary immediate notice of the actual or threatened commencement of any Condemnation Proceedings affecting all or any part of the Secured Property, including all such Condemnation Proceedings as to severance and consequential damage and change in grade in streets, and will deliver to Beneficiary copies of any and all papers served or received in connection with any Condemnation Proceedings. Notwithstanding the foregoing, Beneficiary is hereby authorized, at its option, to commence, appear in and prosecute in its own or Trustor's name any action or proceeding relating to any Condemnation Proceedings and to settle or compromise any claim in connection therewith, provided, however, that unless an Event of Default has occurred that has not been waived in writing by Beneficiary or as to which Beneficiary has not agreed in writing to extend the applicable cure period, Beneficiary shall not settle any such claim without Trustor's participation therein. Trustor and Beneficiary shall cooperate with each other in connection with any such Condemnation Proceedings, including negotiations for a possible settlement. No settlement for the damages sustained in connection with any Condemnation Proceedings shall be made by Trustor without Beneficiary's prior written approval. Trustor shall execute any and all further documents that may be required in order to facilitate the collection of each Award.

1.07B. Application of Condemnation Award. (l) If at any time title or temporary possession of the whole or any part of the Secured Property shall be taken in any Condemnation Proceeding or pursuant to any agreement among Trustor, Beneficiary and/or those authorized to exercise the right of condemnation, subject to Section 1.07B(2), Beneficiary, in its discretion and without regard to the adequacy of its security hereunder, shall have the right to apply any Award received to payment of the Obligations whether or not due, in such order as Beneficiary shall determine, in which event Trustor shall not be liable for the Make-Whole Amount on any portion of the Obligations that are prepaid by such application of the Award. If all or substantially all of the Secured Property is taken and the amount of the Award received by Beneficiary is not sufficient to pay the then unpaid balance of the Obligations, the balance of the Obligations shall, at the option of Beneficiary, become immediately due and payable and Trustor shall, within ten (10) days after notice to Trustor that Beneficiary has so applied the Award, pay the difference between such balance and the amount of the Award. "Substantially all of the Secured Property" shall be deemed to have been taken if the balance of the Secured Property, in the opinion of Beneficiary, (a) cannot be restored to a self-contained and architecturally complete unit or units or (b) the balance of the Secured Property as restored will not be economically viable and capable of supporting all carrying charges and operating and maintenance expenses.

(2) Notwithstanding any provision contained herein to the contrary, but subject to the provisions of Section l.07B(3), if less than substantially all of the Secured Property shall be taken in a Condemnation Proceeding (except for a taking (a) of more than thirty-five percent (35%) of the leaseable area of the Improvements, (b) of parking spaces that would prevent Trustor from complying with (i) all Leases and the parking requirements set forth in Section 1.05H, or (ii) all Leases and all Legal Requirements and Beneficiary reasonably determines that the taking of any parking spaces will not have a material adverse effect on the marketability of the Secured Property, provided, however, that Beneficiary may consider evidence of alternative off-site parking in lieu of the foregoing provided that such parking (w) is pursuant to a long term agreement, which agreement and the rights thereunder shall be assignable to Beneficiary, (x) is located within two blocks of the Secured Property, or, if not located within two blocks of the Secured Property, is located within two miles of the Secured Property and shuttle van service is provided in accordance with the terms of the Leases, (y) is equal to or greater than the number of parking spaces taken in a Condemnation Proceeding, and (z) shall not trigger any Lease termination, and/or (c) that affects access to the Premises or any part thereof from a public right of way), Beneficiary shall, after deducting Beneficiary's costs in connection with collection, review and disbursement related to the Award and the Condemnation Proceeding, apply the balance of the Award to the cost of restoring, repairing or altering the remaining portion of the Secured Property, subject to the provisions of Section 1.03(H) (which provisions shall apply in all respects except that any reference therein to Proceeds shall be deemed to refer to the Award, provided that Trustor shall comply with the requirements of Section 1.03H(1)(e) to the extent reasonably practicable given the nature and extent of the taking), and Trustor will promptly restore, repair or alter the remaining Secured Property, subject to the provisions of Section 1.03(H). The provisions of this Section 1.07(B)(2) shall not apply unless Trustor shall furnish to Beneficiary evidence reasonably satisfactory to Beneficiary that the Secured Property, as so restored, reconstructed or altered, and its use would fully comply with all Legal Requirements. The balance of the Award so deposited with Beneficiary, after disbursement in accordance with this Section 1.07(B)(2), shall be applied to the payment of the Obligations, whether or not due, in such order as Beneficiary shall determine, in which event Trustor shall riot be liable for the Make-Whole Amount on any portion of the Obligations that are prepaid by such application of the Award. The Award and other sums deposited with Beneficiary, until disbursed or applied as provided in this Section 1.07)B)(2), may be commingled with the general funds of Beneficiary, shall constitute additional security for the Obligations, and shall not bear interest.

(3) In all cases in which any taking occurs during the last twelve (12) months prior to the Maturity Date or in Beneficiary's judgment, Trustor is not proceeding with the repair or restoration in a manner that would entitle Trustor to have the Award disbursed to it, Beneficiary, without regard to the adequacy of its security hereunder, shall have the right to apply the Award to payment of the Obligations, whether or not due, in such order as Beneficiary shall determine.

l.07C. Reimbursement of Costs. In the case of any taking covered by the provisions of this Section l.07, Beneficiary (to the extent that Beneficiary has not been reimbursed therefor by Trustor) shall be entitled, as a first priority, to reimbursement out of any Award for all reasonable costs, fees, and expenses incurred in the determination and collection of the Award.

1.07D. Existing Obligations. Notwithstanding any taking by Condemnation Proceedings or any application of the Award to the Obligations, Trustor shall continue to pay the monthly installments due pursuant to the Note, as well as all other sums secured by this Deed of Trust. If prior to Beneficiary's receipt of the Award, the Secured Property shall have been sold through foreclosure of this Deed of Trust or other similar proceeding, Beneficiary shall have the right to receive the Award to the extent that any portion of the Obligations are still unpaid after application of the proceeds of the foreclosure sale or similar proceeding, with interest thereon at the Increased Rate, plus attorneys' fees and other costs and disbursements incurred by Beneficiary in connection with the collection of the Award and in establishing the amount of, and collecting, any deficiency. The application of the Award to the Obligations, whether or not then due or payable, shall not postpone, abate or reduce any of the periodic installments of interest or principal thereafter to become due pursuant to the Note or this Deed of Trust until the Obligations are paid and performed in full.

1.08 Leases.

1.08A. Performance of Lessor's Covenants. Trustor, as lessor, has entered and will enter into leases or licenses with tenants, as lessees or licensees, respectively, for parts or all of the Secured Property (all such leases and licenses are hereinafter referred to individually as a "Lease" and collectively as "Leases" and the lessees or licensees under such Leases are hereinafter referred to individually as a "Lessee" and collectively as "Lessees"). Trustor shall faithfully perform the lessor's covenants under the Leases. Trustor shall neither do, nor neglect to do, nor permit to be done (other than enforcing the terms of such Leases and exercising the lessor's remedies thereunder following a default or event of default on the part of any Lessee in the performance of its obligations pursuant to the Lease), anything which may cause the modification or termination of any of the Leases, except as permitted hereunder, or of the obligations of any Lessee or any other person claiming through such Lessee, or which may diminish or impair the value of any Lease or the rents provided for therein, or the interest of the lessor or of Beneficiary therein or thereunder. Each Lease shall make provision for the attornment of the Lessee thereunder to any person succeeding to the interest of Trustor as the result of any judicial or nonjudicial foreclosure or transfer in lieu of foreclosure hereunder, such provision to be in form and substance approved by Beneficiary.

1.08B. Notice of Default. Trustor shall, within five (5) business days after the occurrence thereof, give Beneficiary notice of any notice of a material default or of any Event of Default, given to or received from any Lessee or from any other Person with respect to any Lease and shall furnish Beneficiary with a copy of each such notice.

l.08C. Representations Regarding Leases. Trustor represents and warrants to the Note Holders that, except as disclosed in the rent roll for the Secured Property or in the schedule attached to the Rent Roll Certification delivered by Trustor to Beneficiary as a condition precedent to the making of the Loan (1) all representations made by it in the Leases are true; (2) all Improvements and the leased space demised and let, other than on going build-outs, pursuant to each Lease have been completed to the satisfaction of the applicable Lessee; (3) each Lessee is in possession of its leased space, has opened for business and has commenced payment of Rent under its Lease except as set forth in the respective tenant estoppel certificate delivered to Beneficiary prior to the date hereof; (4) all Rents and other charges due and payable under the Leases have been paid; (5) no Rent has been prepaid more than one (l) month in advance, except as expressly provided pursuant to the applicable Lease; (6) there is no existing default or breach of any covenant or condition on the part of any lessor under any Lease or, to the best of Trustor's knowledge, any Lessee; (7) there are no options to purchase all or any portion of the Secured Property contained in any Lease; (8) there are no options to renew, cancel, extend or expand by any Lessee except as stated in the Leases; (9) there are no amendments of or modifications to any Leases except as disclosed in writing to Beneficiary; (10) Trustor is the absolute owner of each Lease with full right and title to assign the same and the Rents thereunder to Beneficiary (on behalf of the Note Holders); (11) each Lease is valid and in full force and effect; (12) there is no outstanding assignment or pledge thereof or of the Rents due or to become due; (13) to the best of Trustor's knowledge, no Lessee has any defense, set-off or counterclaim against Trustor; (14) no Rents payable pursuant to any Lease have been or will be anticipated, discounted, released, waived, compromised or otherwise discharged, except as may be expressly permitted by such Lease; and (15) subject to the terms of such Leases as modified, if applicable, by a subordination, non-disturbance and attornment agreement executed by the Lessee thereunder and Beneficiary, all Leases are subject and subordinate to this Deed of Trust.

108D. Covenants Regarding Leases. (I) All future Leases, amendments, modifications, renewals and terminations shall be subject to Beneficiary's approval.

(e)
(f) (g)
(i) (j)
Furthermore, unless Beneficiary provides its prior written consent in each instance, which consent shall not be unreasonably withheld, delayed or conditioned, Trustor shall not:

(a)	cancel, terminate or accept a surrender, or suffer or permit any cancellation, termination or surrender, of any Lease or any guaranty of any Lease;

(b) modify or amend any Lease so as to (i) reduce the term thereof or the Rents payable thereunder, (ii) change any renewal provision contained therein, (iii) otherwise materially increase any obligation of Trustor thereunder, or (iv) materially reduce any obligation of any Lessee thereunder;

(c) commence any summary proceeding or other action to recover possession of any space demised pursuant to any Lease, other than a proceeding brought in good faith by reason of a default of any Lessee of which Trustor has provided written notice to Beneficiary;

(d) receive or collect, or permit the receipt or collection of, any Rents for more than one month in advance of the payment due dates;

take any other action with respect to any Lease which would materially impair the security of Beneficiary pursuant to the Assignment or this Deed of Trust;

extend any Lease term other than substantially in accordance with the terms presently provided for therein;

execute any agreement or instrument, or create or permit a lien, which may be superior to any Lease;

(h) suffer or permit to occur any release of liability of any Lessee or the accrual of any right in any Lessee to withhold payment of any Rent;

sell, assign, transfer, deed of trust, pledge or otherwise dispose of or encumber, whether by merger, consolidation, operation of law or otherwise, any Lease or any Rents;

alter, modify or change the material terms of any guaranty of any Lease or consent to the release of any party thereto;

(k) request, consent, agree to, or accept the subordination of any Lease to any deed of trust (other than the Deed of Trust) or other encumbrance now or hereafter affecting the Premises; or

(l) consent to the assignment of any Lease or any subletting of the Premises demised pursuant to any Lease, except as expressly permitted in such Lease, as may be modified or amended in accordance with the provisions of this Section.

Notwithstanding the foregoing, Trustor may execute renew, modify, amend, or terminate Leases without Beneficiary's prior written consent provided that:

a. no Event of Default has occurred under any of the Loan Instruments;

b. the premises of such new Lease (or Lease renewal, modification, amendment, termination as the case may be) does not demise more than the lesser of: (i) two full floors, or (ii) 41,600 square feet (including any contractual expansion options at fixed rental rates);

c.	with respect to the execution of a new Lease or renewal of an existing Lease, the Lease fully-satisfies all of the New Lease Approval Conditions (as hereinafter defined);

d.
with respect to modifications, amendments and/or terminations of Leases, such Lease modification, amendment, or termination is not reasonably likely to have, or create, a material adverse impact on the value of the Secured Property; and

e.	Beneficiary receives a certified copy of the fully executed Lease, renewal, amendment, modification or termination within ten (10) business days of it being fully executed.

(II) As used herein, "New Lease Approval Conditions" shall mean each Lease that satisfies all of the following conditions:

(i) the Lease term is not less than five (5) years (excluding any contractual termination rights of Lessee) or more than fifteen (15) years (including any contractual extension options in which the extension option rent: (A) if a fixed dollar amount, remains unchanged and does not increase over the prior period, or (B) if a function of fair market rent, is less than 95% of fair market rent existing at the time the extension option is exercised), provided however, Trustor shall be permitted to enter into Leases having terms less than five years provided that: (l) the aggregate square footage of all such Leases in the Secured Property entered into during the Loan term does not exceed 80,000 square feet, and (2) all of the other New Lease Approval Conditions are otherwise satisfied;

the Lease is based on terms which are not less than then-prevailing market terms (including, without limitation, base rent, additional rent, rent concession amounts, reimbursement amounts for taxes, insurance and operating expenses, and assuming the payment of a market-based tenant improvement allowance and leasing commission) for comparable quality office space in comparable quality office properties in the financial district of downtown Los Angeles, California;

(iii) the Lease is on the standard form lease (including the form of subordination, non-disturbance and attornment agreement) previously approved by Beneficiary without material modification except modifications that are commercially reasonable and are consistent with then-prevailing market terms and do not materially adversely affect Trustor's or Beneficiary's rights and obligations;

(iv)
the Lease does not require the Trustor to pay for (or reimburse the Lessee for) any tenant improvements or allowances in excess of $200,000 (with respect to any one Lease) at any time after the first twelve (12) months of the initial lease term;

(v) the Lease does not (l) grant the Lessee thereunder any purchase option, right of first refusal or any other right to purchase all or any portion of the Secured Property, (2) grant the Lessee thereunder any interest in the ownership of any portion of the Secured Property or any incentives substantially equivalent to an ownership interest in any purchase option, right of first refusal or any other right to purchase all or any portion of the Secured Property, or (3) contain any terms that could cause a material impairment of Beneficiary's security under any of the Loan Instruments;

(vi)	the Lease is entered into on an arm's-length basis, with a bona fide third-party Lessee not affiliated with the Trustor, or any creditor of Trustor;

(III) With respect to all new Leases that require Beneficiary's approval, Beneficiary will respond within five (5) business days of receipt of all of the following items: (l) a copy of the final form of the lease, (2) a red-lined draft of the Lease indicating any modifications between the final form lease approved by Beneficiary and the draft of the Lease most recently provided to Beneficiary, (3) a red-lined draft of the proposed Lease indicating any modifications to the standard form lease, and (4) a summary of the economic terms of the Lease; provided that Beneficiary shall have received, not less than ten (10) business days earlier the most recent two (2) years of financial statements for the proposed Lessee (if available), as well as a summary of: (a) the basic economic terms of the Lease, and (b) a red-lined draft of the most current draft of the proposed Lease indicating any modifications to the standard lease form. Further provided, at the time of such request Trustor shall provide four (4) sets of copies of the proposed Lease and the accompanying documents described herein (one set of copies each to be sent to the respective loan administration offices and real estate field offices of both Beneficiary and MassMutual with MassMutual's copies thereof delivered to c/o Babson Capital Management Inc., 1500 Main Street, Suite 2100, Springfield, Massachusetts 01115, along with a cover letter clearly stating in bold, capital letters "DEEMED APPROVED IF LENDER'S APPROVAL OR REJECTION IS NOT GIVEN WITHIN 5 BUSINESS DAYS". If Beneficiary fails to disapprove within the aforementioned time period, and provided Trustor's cover letter clearly states that Beneficiary's failure to timely respond results in a deemed approval, such Lease shall be deemed approved. With regard to new Lease approvals and subordination, non-disturbance and attornment agreements, Beneficiary agrees to use commercially reasonable efforts to respond to Trustor as quickly as is commercially reasonably possible.

1.08E. Application of Rents. Trustor shall use and apply all Rents from the Secured Property first to the payment and performance of the Obligations in accordance with the terms of the Loan Instruments, and then to the payment of all Impositions and the costs and expenses of management, operation, repair, maintenance, preservation, reconstruction and restoration of the Secured Property in accordance with the requirements of this Deed of Trust and the obligations of Trustor as the lessor under any Lease. Trustor shall not use any Rents for purposes unrelated to the Secured Property unless and until all current payments of the Obligations, Impositions and such costs and expenses have been paid or provided for and adequate cash reserves have been set aside; provided, however, that the foregoing shall not prohibit normal and customary distributions to Trustor's members in accordance with Trustor's operating agreement as in effect on the date hereof so long as no Event of Default has occurred.

l.08F. Indemnity Against Unapproved Lease Modifications and Amendments. In the event that Beneficiary (on behalf of the Note Holders) or any grantee or assignee of Beneficiary takes title to, or otherwise comes into possession of, the Secured Property and thereafter a Lessee under a Lease attorns to Beneficiary or such other party pursuant to a Subordination, Non-Disturbance and Attornment Agreement entered into by Beneficiary and such Lessee, Trustor hereby indemnifies and holds Beneficiary and the other Note Holders harmless from and against any and all claims, liabilities, costs and expenses of any kind or nature against or incurred by Beneficiary or the other Note Holders arising out of the enforcement by any Lessee against Beneficiary or any grantee or assignee of Beneficiary or the other Note Holders, of any affirmative claim, cost or expense, or any defense, abatement or right of set off under any modification or amendment to a Lease which is binding upon Beneficiary or the other Note Holders and which was entered into by Trustor after the date of this Deed of Trust in violation of the requirements of Section 1.08D hereof.

1.09 Assignment of Leases, Rents, Income, Profits and Cash Collateral.

1.09A. Assignment; Discharge of Obligations. Trustor hereby unconditionally, absolutely and presently bargains, sells, grants, assigns, releases and sets over unto Beneficiary (on behalf of the Note Holders) (1) all Leases and all other tenancies, occupancies, subleases, franchises and concessions of the Land or Improvements or which in any way affect the use or occupancy of all or any part of the Land or Improvements, and any other agreements affecting the use and occupancy of all or any part of the Land or Improvements, in each case, whether now or hereafter existing, and all right, title and interest of Trustor thereunder, including all rights to all security or other deposits, (2) all guarantees of the Obligations of any lessee, licensee or other similar party under any of the foregoing, whether now or hereafter existing, (3) all Lease Termination Proceeds, and (4) the Rents, regardless of whether the Rents accrue before or after foreclosure or during the full period of redemption. For the aforesaid purpose, Trustor does hereby irrevocably constitute and appoint Beneficiary its attorney-in-fact, in its name, to receive and collect all Rents, as the same accrue, and, out of the amount so collected, Beneficiary, its successors and assigns, are hereby authorized (but not obligated) to pay and discharge the Obligations (including any accelerated Obligations) in such order as Beneficiary may determine and whether due or not, and to pay the remainder, if any, to Trustor, or as otherwise required by law. Neither this assignment nor any such action shall constitute Beneficiary as a "mortgagee in possession" or otherwise make Beneficiary responsible or liable in any manner with respect to the Secured Property or the use, occupancy, enjoyment or operation of all or any portion thereof, unless and until Beneficiary, in person or by agent, assumes actual possession thereof. Nor shall appointment of a receiver for the Secured Property by any court at the request of Beneficiary or by agreement with Trustor, or the entering into possession of the Secured Property or any part thereof by such receiver, be deemed to make Beneficiary a mortgagee-in-possession or otherwise responsible or liable in any manner with respect to the Secured Property or the use, occupancy, enjoyment or operation of all or any portion thereof. The assignment of all Leases and Rents in this Section 1.09 is intended to be an absolute, unconditional and present assignment from Trustor to Beneficiary, on behalf of the Note Holders, and not merely the passing of a security interest. Trustor shall, at any time or from time to time, upon request of Beneficiary, execute and deliver any instrument as may be requested by Beneficiary to further evidence the assignment and transfer to Beneficiary of Trustor's interest in any Lease or Rents. Nothing herein shall in any way limit Beneficiary's remedies or Trustor's Obligations under the Assignment.

1.09B. Entry Onto Secured Property; Lease of Secured Property. If an Event of Default has occurred that has not been waived in writing by Beneficiary, Beneficiary, at its option, may, on behalf of the Note Holders, enter and take possession of the Secured Property and manage and operate the same as provided in Section 4.01, such management and operation to include the right to enter into Leases and new agreements and to take any action which, in Beneficiary's judgment, is necessary or proper to conserve the value of the Secured Property. The expenses (including any receiver's fees, attorneys' fees and agent's compensation) incurred pursuant to the powers herein contained shall be secured hereby. Beneficiary shall not be liable to account to Trustor for any action taken pursuant hereto other than to account for any Rents actually received by Beneficiary.

1.09C. License to Manage Secured Property. Notwithstanding anything to the contrary contained in Section 1.09A or Section 1.09B, so long as there shall exist no Event of Default hereunder, Trustor shall have the license to manage and operate the Secured Property, including the right to enter into Leases, and collect all Rents as they accrue (but not more than one month in advance).

l.09D. Delivery of Assignments. Trustor shall execute such additional documents as may be reasonably requested from time to time by Beneficiary, to evidence the assignment to Beneficiary, on behalf of the Note Holders, or its nominee of any Leases now or hereafter made, such assignment documents to be in form and content acceptable to Beneficiary. Trustor shall deliver to Beneficiary, within forty-five (45) days after the end of each calendar quarter or, if an Event of Default has occurred, within thirty (30) days after Beneficiary's request a complete schedule, certified by Trustor, of each Lease, showing the unit number, type, Lessee name, monthly rental, date to which Rents have been paid, term of Lease, date of occupancy, date of expiration, existing defaults, if any, and every special provision, concession or inducement granted to such Lessee.

1.09E. Indemnity. Trustor shall assert no claim or liability related to Beneficiary's exercise of its rights pursuant to this Section l.09. Trustor expressly waives all such claims and liabilities. Trustor hereby holds Beneficiary and the other Note Holders harmless from and against any and all claims, liabilities and expenses of any kind or nature (except to the extent arising from Beneficiary's gross negligence or willful misconduct) against or incurred by Beneficiary or the other Note Holders arising out of Beneficiary's exercise of its rights pursuant to this Section 1.09, including Beneficiary's management, operation or mainte-nance of the Secured Property or the collection and disposition of Rents.

1.10 Further Assurances.

l.10A. General; Appointment of Attorney-in-Fact. Upon request by Beneficiary, from time to time, Trustor shall prepare, execute and deliver, or cause to be prepared, executed and delivered, to Beneficiary, all instruments, certificates and other documents which may, in the opinion of Beneficiary, be necessary or desirable in order to effectuate, complete, perfect or continue and preserve the Obligations and the lien of this Deed of Trust. Upon any failure by Trustor to do so, Beneficiary may prepare, execute and record any such instruments, certificates and documents for and in the name of Trustor and Trustor hereby appoints Beneficiary the agent and attorney-in-fact of Trustor for such purposes. This power is coupled with an interest and shall be irrevocable so long as any part of the Obligations remain unpaid or unperformed. Trustor shall reimburse Beneficiary for all sums expended by Beneficiary in preparing, executing and recording such instruments, certificates and documents and such sums shall be secured by this Deed of Trust.

1.10B. Statement Regarding Obligations. Trustor shall, within ten (10) business days after request by Beneficiary, furnish Beneficiary with a written statement, duly acknowl-edged, setting forth (1) the unpaid principal balance of the Loan and the accrued but unpaid interest thereon, (2) whether or not any setoffs or defenses exist against the payment of such principal or interest, and (3) if such setoffs or defenses exist, the particulars thereof.

1.10C. Additional Security Instruments. Trustor, from time to time and within fifteen (15) days after request by Beneficiary, shall execute, acknowledge and deliver to Beneficiary such chattel mortgages, security agreements or other similar security instruments, in form and substance satisfactory to Beneficiary, covering all property of any kind whatsoever owned by Trustor or in which Trustor may have any interest which, in the reasonable opinion of Beneficiary, is necessary to the operation and maintenance of the Secured Property or is otherwise a part of the Secured Property. Trustor, from time to time and within fifteen (15) days after request by Beneficiary, shall also execute, acknowledge and deliver any financing statement, renewal, affidavit, certificate, continuation statement, supplementary mortgage or other document as Beneficiary may request in order to perfect, preserve, continue, extend or maintain the security interest under, and the priority of, this Deed of Trust or such chattel mortgage or other security instrument, as a first lien. Trustor shall pay to Beneficiary on demand all costs and expenses incurred by Beneficiary in connection with the preparation, execution, recording, filing and refiling of any such instrument or document, including charges for examining title and reasonable attorneys' fees and expenses for rendering an opinion as to the priority of this Deed of Trust and of each such chattel mortgage or other security agreement or instrument as a valid and subsisting first lien on such property. Neither a request so made by Beneficiary, nor the failure of Beneficiary to make such a request, shall be construed as a release of such property, or any part thereof, from the lien of this Deed of Trust. This covenant and each such mortgage, chattel or other security agreement or instrument, delivered to Beneficiary are cumulative and given as additional security. Trustor shall pay all premiums and related costs in connection with any title insurance policy or policies in full or partial replacement of the title insurance policy now insuring or which will insure the lien of this Deed of Trust.

l.10D. Security Agreement. This Deed of Trust shall constitute a security agreement under Article 9 of the Code with respect to the Personal Property covered by this Deed of Trust. Pursuant to the applicable Granting Clauses hereof, Trustor has granted Beneficiary (on behalf of the Note Holders) a security interest in the Personal Property and in all additions and accessions thereto, substitutions therefor and proceeds thereof for the purpose of securing all Obligations now or hereafter secured by this Deed of Trust. The following provisions relate to such security interest:

(1) The Personal Property includes all now existing or hereafter acquired or arising equipment, inventory, accounts, chattel paper, instruments, documents, deposit accounts, investment property, letter-of-credit rights, commercial tort claims, supporting obligations and general intangibles now or hereafter used or procured for use on the Premises or otherwise relating to the Premises. If Trustor shall at any time acquire a commercial tort claim relating to the Premises, Trustor shall immediately notify Beneficiary in a writing signed by Trustor of the brief details thereof and grant to Beneficiary (on behalf of the Note Holders) a security interest therein and in the proceeds thereof.

(2) Trustor hereby irrevocably authorizes Beneficiary at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the collateral as "all assets used or procured for use or otherwise relating to" the Premises or words of similar effect, or as being of equal or lesser scope or in greater detail, and to indicate the Premises as defined, or in a manner consistent with the term as defined, in this Deed of Trust and (b) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code of the filing office for the sufficiency or filing office acceptance of any initial financing statement or amendment, including whether Trustor is an organization, the type of organization and any organizational identification number issued to Trustor. Trustor agrees to provide any such information to Beneficiary promptly upon request. Trustor also ratifies its authorization for Beneficiary to have filed in any filing office in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof. Trustor shall pay to Beneficiary, from time to time, upon demand, any and all costs and expenses incurred by Beneficiary in connection with the filing of any such initial financing statements and amendments, including reasonable attorney's fees and all disbursements. Such costs and expenses shall bear interest at the Increased Rate from the date paid by Beneficiary until the date repaid by Trustor and such costs and expenses together with such interest, shall be part of the Obligations and shall be secured by this Deed of Trust.

(3) Trustor shall any time and from time to time take such steps as Beneficiary may reasonably request for Beneficiary to obtain "control" of any Personal Property for which control is a permitted or required method to perfect or to insure priority of the security interest in such Personal Property granted hereby.

(4) Upon the occurrence of an Event of Default, Beneficiary shall have the rights and remedies of a secured party under the Code as well as all other rights and remedies available at law or in equity or under this Deed of Trust.

(5) This Deed of Trust constitutes a financing statement filed as a fixture filing in the Official Records of the County Recorder of the county in which the Secured Property is located with respect to any and all fixtures included within the term "Secured Property" as used herein and with respect to any goods or other personal property that may now be or hereafter become such fixtures.

(6) If Trustor does not have an organizational identification number and later obtains one, Trustor shall forthwith notify Beneficiary of such organizational identification number.

(7) Terms defined in the Code and not otherwise defined in this Deed of Trust have the same meanings in this Section l.10D as are set forth in the Code. In the event that a term is used in Article 9 of the Code and also in another Article of the Code, the term used in this Section 1.10D is that used in Article 9. The term "control", as used in this Paragraph, has the meaning given in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the Code, as applicable.

l.10E. Preservation of Trustor's Existence. Trustor shall do all things necessary to preserve and keep in full force and effect its existence, franchises, rights and privileges under the laws of the state of its formation and of the State, and shall comply with all applicable Legal Requirements.

1.10F. Further Indemnities. In addition to any other indemnities contained in the Loan Instruments, Trustor hereby agrees to indemnify and hold Beneficiary and the other Note Holders harmless from and against all losses, liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses, including architects', engineers' and attorneys' fees and disbursements which may be imposed upon, incurred or asserted against Beneficiary or the other Note Holders by reason of: (1) the construction of the Improvements, (2) any capital improvements, other work or things, done in, on, under or about the Secured Property or any part thereof, (3) any use, nonuse, misuse, possession, occupation, alteration, repair, condition, operation, maintenance or management of the Secured Property or any part thereof or any street, drive, sidewalk, curb, passageway or space adjacent thereto, except to the extent the same arise due to the gross negligence or willful misconduct of Beneficiary, (4) any negligence or willful act or omission on the part of Trustor, any Lessee or any agent, contractor, servant, employee, licensee or invitee of any Lessee or of Trustor, (5) any accident, injury (including death) or damage to any person or property occurring in, on, under or about the Secured Property or any part thereof or in, on, under or about any street, drive, sidewalk, curb, passageway or space adjacent thereto, except to the extent the same arise due to the gross negligence or willful misconduct of Beneficiary, .(6) any default under any Loan Instrument or any Event of Default, (7) except as set forth in Section II of the Letter Agreement, any lien or claim arising or alleged to have arisen on or against the Secured Property or any part thereof under any Legal Requirement or any liability asserted against Beneficiary or the other Note Holders with respect thereto, (8) any tax attributable to the execution, delivery, filing or recording of any Loan Instrument, (9) any contest permitted pursuant to the provisions of this Deed of Trust, or (10) the enforcement or attempted enforcement of this indemnity.

1.10G. Absence of Insurance. The obligations of Trustor under this Deed of Trust and the other Loan Instruments shall not in any way be affected by (1) the absence, in any case, of adequate insurance, (2) the amount of the insurance or (3) the failure or refusal of any insurer to perform any obligation required to be performed by it pursuant to any insurance policy affecting the Secured Property. If any claim, action or proceeding is made or brought against Beneficiary or the other Note Holders by reason of any event as to which Trustor is obligated to indemnify Beneficiary and the other Note Holders, then, upon demand by Beneficiary, Trustor, at Trustor's sole cost and expense, shall resist or defend such claim, action or proceeding in Beneficiary's name, or such other Note Holder's name, as the case may be, if necessary, by such attorneys as Beneficiary and the other Note Holders shall approve. Notwithstanding the foregoing, Beneficiary and the other Note Holders may engage their own attorneys, in their discretion, to defend it or to assist in its defense, and Trustor shall pay the fees and disbursements of such attorneys and, until so paid, such amounts shall bear interest at the Increased Rate and shall be secured by this Deed of Trust.

l.10H. Lost Note. Upon Beneficiary furnishing to Trustor an affidavit stating that the Note has been mutilated, destroyed, lost or stolen, Trustor shall deliver to Beneficiary, in substitution therefor, a new note containing the same terms and conditions as the Note, with a notation thereon of the unpaid principal balance and accrued and unpaid interest thereon.

l.11 Transfer or Further Encumbrances.

l.1lA. Continuing Ownership and Management. Trustor acknowledges that the continuous ownership of the Secured Property and its continuous management and operational control by Trustor are material to the making of the Loan.

l.1lB. Transfer or Encumbrance of Secured Property. Trustor shall not, without the prior written consent of Beneficiary, voluntarily or involuntarily, by operation of law or otherwise, transfer or dispose of, or suffer any third party to transfer or dispose of, all or any part of the Secured Property, the Rents, or any interest therein or the management and operation by Trustor of the Secured Property. Without limiting the generality of the foregoing, for purposes of this Section l.11, a transfer or disposition of the Secured Property (or the Rents, as applicable) or any part thereof or interest therein shall include (1) the change of Trustor's type of organization, jurisdiction of organization or other legal structure, (2) the transfer of the Secured Property or any part thereof or interest therein to a cooperative corporation or association, (3) the conversion of all or any part of the Secured Property or interest therein to a condominium form of ownership, (4) the execution of a contract to sell or option to purchase all or any part of the Secured Property or any interest therein, (5) any lease for space in any Improvements for purposes other than occupancy by the tenant, (6) any lease for space in the Improvements containing an option to purchase, (7) except as set forth in Section II of the Letter Agreement, any direct or indirect sale, assignment, conveyance, transfer (including a transfer as a result of or in lieu of condemnation) or other alienation of all or any part of the Rents or the Secured Property or any interest therein, (8) the creation of a lien or other encumbrance on the Secured Property or the Rents or any part thereof or interest therein, (9) any assignment, pledge, hypothecation, grant of security interest in, or the execution of a conditional sale or a title retention agreement with regard to, all or any part of the Secured Property or the Rents, (10)

unless Trustor has provided Beneficiary with at least thirty (30) days prior written notice thereof, any change of Trustor's name, place of business or, if Trustor has more than one place of business, any change of its chief executive office, or any change of Trustor's mailing address or organizational identification number if it has one, (11) except as permitted in the Letter Agreement, any sale, transfer, assignment, pledge or conversion of any ownership interest whereby: (i) CalPERS or (ii) both CalPERS and CommonWealth Pacific no longer directly or indirectly retain the controlling ownership interest in Trustor, or (12) any mezzanine or any other financing, secured directly by any ownership interest in Trustor or any upstream ownership interests in Trustor by the member(s) of Trustor. Any such action described in this Section 1.1lB is herein called a "Transfer" and all Transfers are prohibited without the prior written consent of Beneficiary. Notwithstanding the foregoing, reasonable and customary trade payables incurred by Trustor that will be satisfied within sixty (60) days of incurrence shall not constitute a Transfer. A Transfer shall also include any of the following events, whether made directly or through an intermediary, and whether made in one transaction or effected in more than one transaction:

(a) If Trustor or any partner or member of Trustor is a corporation, a transfer or disposition of any of the outstanding voting stock of Trustor or such partner or member of Trustor or of any other corporation directly or indirectly owning or controlling 50% or more of the voting stock of Trustor or such partner or member, except to the extent that any such stock is publicly traded on any generally recognized exchange such as the New York Stock Exchange, the American Stock Exchange or NASDAQ;

(b) If Trustor or any partner or member of Trustor is a partnership, a transfer or disposition of any general partnership interest in Trustor or in such partner or member of Trustor, provided, however, that the transfer of a limited partnership interest in Trustor or in such partner or member shall not constitute a Transfer;

(c) If Trustor or any partner or member of Trustor is a limited liability company, a transfer or disposition of any membership or manager interest in Trustor or in such partner or member of Trustor, provided, however, that the transfer of up to forty-nine percent (49%) of the non-controlling, non-manager membership interests, in the aggregate, in Trustor or in such partner or member of Trustor shall not constitute a Transfer; or

(d) If Trustor or any partner or member of Trustor is a trust or other entity, a transfer or disposition of any of the beneficial interests in Trustor or such partner or member of Trustor.

For purposes of the preceding sentence a Transfer shall include any direct or indirect sale, any execution of a contract or other agreement to sell or option to purchase such stock or such partnership, membership or other beneficial interests, or any assignment or pledge of such stock or such partnership, membership or other beneficial interests, including any assignment or pledge for security purposes. Notwithstanding the foregoing, regardless of whether or not any transfer of (i) any interest in Trustor or in any of its constituent entities or (ii) any voting stock in any corporation directly or indirectly owning 50% or more of the voting stock of Trustor or of any of its constituent entities (the "Related Corporation"), is prohibited or not by this Section 1.11, no shareholder, partner, member or other beneficial owner of Trustor or of any of its constituent entities and no shareholder of any Related Corporation may pledge or assign for security purposes any of their respective interest(s) in Trustor. Any pledge or assignment prohibited by the previous sentence shall be included in the term Transfer.

l.11C. Acceleration of Obligations. In the event of a Transfer without the prior written consent of Beneficiary, Beneficiary may, without limiting any other right or remedy available to Beneficiary at law, in equity or by agreement with Trustor, and in Beneficiary's discretion, and without regard to the adequacy of its security, accelerate the maturity of the Note and require the payment of all then existing Obligations, including the Make-Whole Amount provided in Section 4.06. The giving of consent by Beneficiary to a Transfer in any one or more instances shall not limit or waive the need for such consent in any other or subsequent instances.

1.12 Expenses. Promptly after Beneficiary's demand therefor, Trustor shall pay Beneficiary and the other Note Holders for all costs and expenses, including attorneys' fees and expenses and costs of obtaining evidence of title, incurred by Beneficiary and the other Note Holders in connection with any action, suit, legal proceeding, claim or dispute (a) arising under or in connection with the performance of any rights or obligations under any Loan Instrument or affecting the Obligations or the Secured Property, (b) involving any insurance proceeds or condemnation awards with respect to the Secured Property, (c) to protect the security hereof, (d) as to any concern of Beneficiary and the other Note Holders with the condition of the Secured Property, or (e) of any other kind or nature in which Beneficiary or the other Note Holders are made a party relating to the Secured Property or the Loan, or appears as a party, including those related to the estate of an insolvent or decedent or any bankruptcy, receivership, or other insolvency under any chapter of the Bankruptcy Code (Title 11 of the United States Code), as amended, or any other insolvency proceeding or any exercise of the power of sale or judicial foreclosure as set forth in this Deed of Trust. If the Obligations are referred to attorneys for collection, foreclosure or any cause set forth in Article III, Trustor shall pay all costs and expenses incurred by Beneficiary and the other Note Holders, including attorneys' fees and expenses, all costs of collection, litigation costs and costs (which may be estimated as to items to be expended after completion of any foreclosure or other action) of procuring title insurance policies, whether or not obtained, Torrens certificates and similar assurances with respect to title and value as Beneficiary and the other Note Holders may deem necessary together with all statutory costs, with or without the institution of an action or proceeding. All costs and expenses described in this Section 1.12, with interest thereon at the Increased Rate from the date paid by Beneficiary or the other Note Holders to the date paid by Trustor, shall be paid by Trustor on demand, and shall be secured by this Deed of Trust.

Beneficiary upon recordation of this Deed of Trust, (b) has full power and lawful authority to grant, bargain, sell, convey, assign, release, pledge, set over, transfer and mortgage the Secured Property as set forth herein, (c) lawfully owns and holds title to the Personal Property subject to no mortgage, lien, charge or other encumbrance, and (d) does warrant and will defend the title to the Secured Property against all claims and demands whatsoever.

2.02 Ownership of Additional or Replacement Improvements and Personal Property. All Improvements and Personal Property hereafter affixed, placed or used by Trustor on the Secured Property shall be owned by Trustor free from all mortgages, liens, charges or other encumbrances.

2.03No Pending Material Litigation or Proceeding; No Hazardous Materials.

2.03A. Proceedings Affecting Trustor. There are no actions, suits, investigations or proceedings of any kind pending, or, to the best knowledge and belief of Trustor, threatened, against or affecting Trustor, or any Other Guarantor, if any, or against any shareholder, general partner or member of Trustor or any Other Guarantor, if any, or the business, operations, properties or assets of Trustor or any shareholder, general partner or member of Trustor or any Other Guarantor, if any, or before or by any Governmental Agency, which may result in any material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of Trustor or any Other Guarantor, if any or any general partner or member of Trustor or any Other Guarantor, if any, or in the ability of Trustor to pay or otherwise perform the Obligations. To the best knowledge and belief of Trustor, no default exists with respect to any judgment, order, writ, injunction, decree, demand, rule or regulation of any Governmental Agency, which might materially and adversely affect the business, operations, properties or assets or the condition, financial or otherwise, of Trustor or any Other Guarantor, if any, or any general partner or member of Trustor or the ability of Trustor to pay or otherwise perform the Obligations. The foregoing representations and warranties, to the extent they pertain to Trustor's shareholders, general partners or members, shall not apply to CalPERS.

2.03B. Proceedings Affecting Secured Property. There are no actions, suits, investigations or proceedings of any kind pending, or, to the best knowledge and belief of Trustor, threatened, against or affecting the Secured Property (including any attempt or threat by any Governmental Agency to condemn or rezone all or any portion of the Secured Property), or involving the validity, enforceability or priority of the Loan Instruments or enjoining or preventing or threatening to enjoin or prevent the use and occupancy of the Secured Property or the performance by Beneficiary of the Obligations, and there are no rent controls, governmental moratoria or environmental controls (other than those generally imposed by federal or state law) presently in existence or, to the best knowledge and belief of Trustor, threatened, affecting the Secured Property.

2.03C. No Hazardous Material. Neither Trustor nor, to the best knowledge and belief of Trustor and except as disclosed in the Environmental Site Assessment, any other Person has ever:

(1) caused or knowingly permitted any Hazardous Material to be placed, held, located or disposed of, in, on, under or about the Secured Property or any part thereof or caused or knowingly permitted, in violation of any Legal Requirement, any Hazardous Material to be placed, held, located or disposed of, in, on, under or about any other real property legally or beneficially owned (or any interest or estate which is so owned) by Trustor in any jurisdiction now or hereafter having in effect a so-called "superlien" law or ordinance (the effect of which superlien law or ordinance would be to permit the creation of a lien on the Secured Property to secure any obligation), and neither the Secured Property, nor any part thereof, nor any other real property legally or beneficially owned (or any interest or estate therein which is so owned) by Trustor in any jurisdiction now or hereafter having in effect a so-called "superlien" law or ordinance or any part thereof, has ever been used (whether by Trustor or, to the best knowledge or belief of Trustor, by any other Person) as a dump site, storage (whether permanent or temporary) site or transfer site for any Hazardous Material; or

(2) caused or knowingly permitted any asbestos or underground fuel storage facility to be located in, on, under or about the Secured Property; or

(3) discovered any occurrence or condition on any real property adjoining the Secured Property that could cause the Secured Property or any part thereof to be subject to any remediation requirements or any restrictions on the ownership, occupancy, transferability or use of the Secured Property under any Environmental Requirement.

2.03D. No Litigation Regarding Hazardous Material. To the best knowledge and belief of Trustor, no Person has brought, settled or, threatened any litigation or administrative action or proceeding alleging the presence, Release or threatened Release of any Hazardous Material in, on, under or about the Secured Property.

2.04 Valid Organization, Good Standing and Qualification of Trustor;Other
Organizational Information. Trustor is a duly and validly organized and existing limited liability company in good standing under the laws of the jurisdiction of its organization, and is duly licensed or qualified and in good standing in all other jurisdictions where its ownership or leasing of property or the nature of the business transacted by it makes such qualification necessary, and is entitled to own its properties and assets and to carry on its business, all as, and in the places where, such properties and assets are now owned or operated or such business is now conducted. Trustor has paid all franchise and similar taxes in the jurisdiction in which the Secured Property is located and in all of the jurisdictions in which it is so qualified, insofar as such taxes are due and payable at the date of this Deed of Trust. Trustor's exact legal name is that indicated on the signature page hereof. Trustor is an organization of the type, and is organized in the jurisdiction, as set forth in the first paragraph of this Deed of Trust. Trustor's organizational identification number is 65-1225903. Section 5.08 accurately sets forth Trustor's place of business or, if Trustor has more than one place of business, its chief executive office as well as Trustor's mailing address if different.

2.05 Authorization; No Legal Restrictions on Performance. The execution and delivery by Trustor of the Loan Instruments and its compliance with the terms and conditions of the Loan Instruments have been duly and validly authorized by all necessary corporate, partnership, membership or other applicable action by Trustor and its constituent entities and the Loan Instruments are valid and enforceable obligations of Trustor in accordance with the terms thereof. Neither the execution and delivery by Trustor of the Loan Instruments, nor the consummation of the transactions contemplated by the Loan Instruments, nor compliance with the terms and conditions thereof will, to the best knowledge and belief of Trustor, (A) conflict with or result in a breach of, or constitute a default under, any of the terms, obligations, covenants or conditions or provisions of (l) any corporate charter or bylaws, partnership agreement, limited liability company operating agreement, or other organizational or qualification document, restriction, indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, or any other agreement or instrument to which Trustor is now a party or by which Trustor or its properties may be bound or affected, or (2) any judgment, order, writ, injunction, decree or demand of any Governmental Agency, or (B) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of Trustor pursuant to the terms or provisions of any of the foregoing. Trustor is not in default in the performance, observance or fulfillment of any of the terms, obligations, covenants or conditions contained in any indenture or other agreement creating, evidencing or securing the Obligations or pursuant to which Trustor is a party or by which the Trustor or its properties may be bound or affected.

2.06 Compliance With Laws. Trustor has, to the best knowledge and belief of Trustor, complied with all applicable Legal Requirements with respect to the conduct of its business and ownership of its properties. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained, and no registrations or declarations are required to be filed in connection with the execution, delivery or performance by Trustor of its obligations under the Loan Instruments.

2.07 Tax Status. Trustor has filed all United States income tax returns and all state and municipal tax returns which are required to be filed, and has paid, or made provision for the payment of, all taxes which have become due pursuant to such returns or pursuant to any assessment received by Trustor. The United States income tax liability of Trustor has been finally determined by the Internal Revenue Service and satisfied for all taxable years up to and including the taxable year ending 2003.

2.08 Absence of Foreign or Enemy Status; Foreign Corrupt Practices Act. Neither the Loan, nor Trustor's use of the proceeds thereof, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the generality of the foregoing, neither Trustor, nor any subsidiary or affiliate of Trustor, nor any member, partner or shareholder or other beneficial owner of Mortgagor or of any such subsidiary, affiliate, member, partner, shareholder or other beneficial owner (A) is or will become a "blocked person" described in Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (B) knowingly engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such blocked person. No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Foreign Corrupt Practices Act of 1977, as amended.

2.09 Federal Reserve Board Regulations. No part of the proceeds of the Loan will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve Trustor in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 0% of the value of the consolidated assets of Trustor and its subsidiaries, if any, and Trustor does not have any present intention that margin stock will constitute more than 0% of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation U.

2.10 Investment Company Act and Public Utility Holding Company Act. Neither Trustor, nor any subsidiary of Trustor, if any, is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act as amended.

2.11 Exempt Status of Transactions Under Securities Act and Representations Relating Thereto. Neither Trustor, nor anyone acting on its behalf, has (a) solicited offers to make all or any part of the Loan, from more than fifty (50) Persons or (b) otherwise approached, negotiated or communicated with more than fifty (50) Persons regarding the making of all or any part of the Loan by such Person(s). The number of Persons solicited approached, negotiated or communicated with by Trustor or anyone acting on its behalf under clauses (a) or (b) shall not cause the Loan to be deemed a "security" under any state or federal law applicable to any party to this Deed of Trust. Neither Trustor, nor anyone acting on its behalf has taken, or will take, any action that would subject the making of the Loan to the registration requirements of Section 5 of the Securities Act of 1933, as amended.

2.12 ERISA Compliance.

2.12A. Neither Trustor nor any of its Covered Constituent Entities (as hereinafter defined) is or will be an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") that is subject to Title I of ERISA or a "plan" as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986 ("IRC") that is subject to Section 4975 of the IRC, and neither the assets of Trustor nor the assets of any of its Covered Constituent Entities are or will constitute "plan assets" of one or more such plans for purposes of Title I of ERISA or Section 4975 of the IRC. As used in this Deed of Trust, the term "Covered Constituent Entity" shall mean any entity that holds a direct or indirect interest in Trustor apart from any such entity (l) which is a publicly offered security within the meaning of 29 CFR §2510.3-101(b)(2), (2) whose interest in Trustor does not constitute part of a significant equity participation by benefit plan investors within the meaning of 29 CFR §2510.3-101(f), or (3) whose interest in Trustor is an "operating company," "venture capital operating company" or

"real estate operating company" within the meaning of 29 CFR §2510.3-101(c), (d) or (e), respectively.

2.12B. Trustor is not and will continue not to be a "governmental plan" within the meaning of Section 3(32) of ERISA. and transactions by or with Trustor are not and will not be subject to any Legal Requirements regulating investments of and fiduciary obligations with respect to governmental plans.

2.12C. Trustor will not engage in any transaction which would cause any obligation or any action under the Loan Instruments, including Beneficiary's exercise of the remedies available to Beneficiary pursuant to the Loan Instruments or at law or equity, to be a non-exempt prohibited transaction under ERISA.

2.12D. Trustor represents and warrants to the Note Holders that any liability that Trustor (or any of its affiliates) may have in respect of an employee benefit plan as defined in Section 3(3) of ERISA has been and shall continue to be satisfied in full.

2.13 Reciprocal Easement Agreement. The Reciprocal Easement Agreement is in full force and effect. Trustor is not in default in the performance of its obligations under the Reciprocal Easement Agreement, and, except with respect to the parking rights granted by EYP Realty, LLC to the Government Services Agency on levels 12 and 13 of the Parking Structure, as disclosed in that certain Estoppel Certificate dated as of June 30, 2004 executed by 777 Tower Associates addressed to Trustor, to Trustor's knowledge, no other party thereto is in default in the performance of its obligations under the Reciprocal Easement Agreement. South Figueroa Plaza Associates, a California general partnership, Trustor's predecessor in interest with respect to the Secured Property, has assigned to Trustor all of its right, title and interest in and to the Reciprocal Easement Agreement and all consents and approvals necessary for such assignment have been obtained. Trustor's interest in the Reciprocal Easement Agreement is not subordinate to any mortgage, deed of trust or other encumbrance.

ARTICLE III DEFAULTS

3.01 Events of Default. The existence of any of the following circumstances shall be deemed an "Event of Default" pursuant to this Deed of Trust, without cure or grace period unless expressly otherwise provided herein:

3.01A. if Trustor fails to pay any portion of the Obligations as and when the same shall become due and payable as provided in the Loan Instruments or, if no date is specified for the payment of any such Obligation in the Loan Instruments, Trustor fails to pay such Obligation within ten (10) days after written notice from Beneficiary; or

3.01B. if Trustor fails to perform or observe any other term, provision, covenant or agreement in the Loan Instruments other than as described in the other clauses of this Section

3.01 and such failure continues for thirty (30) days following written notice from Beneficiary; provided, however, if such failure is susceptible of cure but can not be reasonably cured within such thirty (30) day period, Trustor shall have an additional sixty (60) days in which to complete such cure provided Trustor commences such cure during such initial thirty (30) day period and diligently prosecutes the same to completion; or

3.01C. if any representation, warranty, certification, financial statement or other information made or furnished at any time pursuant to the terms of the Loan Instruments or otherwise, by or on behalf of Trustor, any Other Guarantor, if any or any Person liable for the Obligations, shall prove to be materially false; or

3.01D. if Trustor shall:

(l) apply for, consent to or acquiesce in the appointment of a receiver, trustee or liquidator of Trustor or of all or any part of Trustor's assets or the Secured Property or any interest in any part thereof (the term "acquiesce" includes the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within twenty (20) days after the appointment); or

(2) commence a voluntary case or other proceeding in bankruptcy, or admit in writing its inability to pay its debts as they come due; or

(3) make a general assignment for the benefit of creditors; or

(4) file a petition or an answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future bankruptcy code or any other statute or law relating to bankruptcy, insolvency or other relief for debtors; or

(5) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency case or proceeding; or

3.01E. if a court of competent jurisdiction enters an order for relief against Trustor under any present or future bankruptcy code or any other statute or law relating to bankruptcy, insolvency or other relief for debtors, which order shall continue unstayed and in effect for any period of ninety (90) consecutive days; or

3.01F. if a court of competent jurisdiction enters an order, judgment or decree adjudicating Trustor insolvent, approving a petition seeking reorganization or arrangement of Trustor or appointing a receiver, custodian, trustee or liquidator of Trustor or of all or any part of Trustor's assets or the Secured Property or any interest in any part thereof, and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days; or

3.01G. if Trustor assigns or purports to assign the whole or any part of the Rents arising from the Secured Property or any part thereof without the prior written consent of Beneficiary; or

3.01H. if a Transfer shall occur without the prior written consent of Beneficiary; or

3.01I. if Trustor shall be in default beyond any applicable grace period pursuant to any other mortgage, security instrument or other agreement affecting Trustor or any substantial part of its assets or all or any part of the Secured Property; or

3.01J. if any mechanic's, laborer's or materialman's lien, federal tax lien, broker's lien or other lien not permitted hereunder and affecting the Secured Property or any part thereof is not discharged, by payment, bonding, order of a court of competent jurisdiction or otherwise, within thirty (30) days after Trustor receives notice thereof from the lienor or from Beneficiary.

3.01K. if any of the events described in Section 3.01(D), Section 3.01(E) and/or Section 3.01(F) shall occur in respect of any Other Guarantor, if any; or

3.01L. if a default by any Other Guarantor shall occur under any guaranty, specifically excluding the Guaranty, indemnity agreement, letter of credit or other type of credit enhancement or other instrument which it has executed in connection with the Loan other than a monetary default or a default pursuant to Section 3.01(K) or Section 3.01(M) and such default continues for thirty (30) days following written notice from Beneficiary; provided, however, if such failure is susceptible of cure but can not be reasonably cured within such thirty (30) day period, Trustor shall have an additional sixty (60) days in which to complete such cure provided Trustor commences such cure during such initial thirty (30) day period and diligently prosecutes the same to completion;

3.0lM. if any Other Guarantor shall contest, repudiate or purport to revoke any guaranty, indemnity agreement or other instrument which it has executed in connection with the Loan for any reason or if any such guaranty, indemnity or other instrument shall cease to be in full force and effect as to the Other Guarantor or shall be judicially declared null and void as to the Other Guarantor, if any, or if any Other Guarantor shall be liquidated, dissolved or wound-up; or

3.0lN. if an event of default shall occur and continue beyond any applicable notice or cure period by Trustor under the Reciprocal Easement Agreement or the Reciprocal Easement Agreement shall cease to be in full force and effect for any reason.

ARTICLE IV

REMEDIES

4.01 Acceleration, Foreclosure, etc. Upon the happening of any Event of Default, Beneficiary may (on behalf of the Note Holders), at its sole option, declare the entire unpaid balance of the Obligations, including, the Make-Whole Amount and any other prepayment charges, if any, due pursuant to any Loan Instrument, immediately due and payable without notice or demand, provided, however, simultaneously with the occurrence of an Event of Default under Section 3.01D, 3.01E or 3.0lF,and without the necessity of any notice or other action by the Beneficiary, all Obligations shall automatically become and be due and payable, without notice or demand. In addition, upon the happening of any Event of Default, Beneficiary may (on behalf of the Note Holders), at its sole option, without further delay, undertake any one or more of the following or exercise any other remedies available to it under applicable law or equity:

4.01A. Foreclosure. Institute an action, judicial or otherwise, to foreclose this Deed of Trust, or take such other action as may be allowed at law or in equity, for the enforcement hereof and realization on the Secured Property or any other security which is herein or elsewhere provided for, or proceed thereon through power of sale or to final judgment and execution thereon for the entire unpaid balance of the Obligations, including interest at the rate specified in the Loan Instruments to the date of the Event of Default and thereafter at the Increased Rate, and all other sums secured by this Deed of Trust, including all attorneys' fees and expenses, costs of suit and other collection costs, interest at the Increased Rate on any judgment obtained by Beneficiary from and after the date of any sale of the Secured Property (which may be sold in one parcel or in such parcels, manner or order as Beneficiary shall elect) until actual payment is made of the full amount due Beneficiary pursuant to the Loan Instruments, any law, usage or custom to the contrary notwithstanding.

4.01B. Partial Judicial Foreclosure. Beneficiary shall have the right to institute an action to foreclose the lien hereof to satisfy payment and performance of any part of the Obligations from time to time. If an Event of Default exists as to the payment of any part of the Obligations, as an alternative to the right of foreclosure to satisfy payment of the Obligations after acceleration thereof, to the extent permitted by applicable law, Beneficiary may institute partial foreclosure proceedings ("Partial Foreclosure") with respect to the portion of the Obligations as to which the Event of Default exists, as if under a full foreclosure, and without declaring the entire unpaid balance of the Obligations due. If Beneficiary institutes a Partial Foreclosure, Beneficiary may sell, from time to time, such part or parts of the Secured Property as Beneficiary, in its discretion, deems appropriate, and may make each such sale subject to the continuing lien of this Deed of Trust for the remainder, from time to time, of the Obligations. No Partial Foreclosure, if so made, shall in any manner affect the remainder, from time to time, of the Obligations or the priority of this Deed of Trust. As to such remainder, this Deed of Trust and the lien hereof shall remain in full force and effect as though no foreclosure sale had been made pursuant to the provisions of this Section 4.01B. Notwithstanding the filing of any Partial Foreclosure or the entry of a decree of sale therein, Beneficiary may elect, at any time prior to any Partial Foreclosure, to discontinue such Partial Foreclosure and the acceleration of the Obligations by reason of any Event of Default upon which such Partial Foreclosure was predicated, and to proceed with full foreclosure proceedings. Beneficiary may commence a Partial Foreclosure, from time to time, as to any part of the Obligations without exhausting the right of full foreclosure or Partial Foreclosure for any other part of the Obligations as to which such Partial Foreclosure shall not have occurred. It is further agreed that several foreclosure sales may be made pursuant to partial foreclosures without exhausting the right of full or partial foreclosure sale for any unmatured part of the Obligations, it being the purpose to provide for a partial foreclosure sale of the Obligations for any matured portion of the Obligations without exhausting the power to foreclose and to sell the Secured Property pursuant to any such partial foreclosure for any other part of the Obligations, whether matured at the time or subsequently maturing, and without exhausting any right of acceleration and full foreclosure.

4.01C. Entry. Beneficiary personally, or by its agents or attorneys, may enter all or any part of the Secured Property, and may exclude Trustor, its agents and servants wholly therefrom without liability for trespass, damages or otherwise. Trustor shall surrender possession of the Secured Property to Beneficiary on demand after the happening of any Event of Default. Thereafter, Beneficiary may use, operate, manage and control the Secured Property and conduct the business thereof, either personally or by its superintendents, managers, agents, servants, attorneys or receivers. Upon each such entry, Beneficiary, at the expense of Trustor from time to time, either by purchase, repairs or construction, may maintain and restore the Secured Property, may complete the construction of the Improvements and in the course of such completion may make such changes in the contemplated or completed Improvements as Beneficiary may deem desirable and may insure the same. At the expense of Trustor, Beneficiary may make, from time to time, all necessary or desirable repairs, renewals and replacements and such alterations, additions, betterments and improvements thereto and thereon as Beneficiary may deem advisable. In each of the circumstances described in this Section 4.01C, Beneficiary shall have the right to manage and operate the Secured Property and to carry on the business thereof and exercise all rights and powers of Trustor with respect thereto, either in the name of Trustor or otherwise as Beneficiary shall deem best.

4.01D. Collection of Rents, etc. Beneficiary may collect and receive all Rents. Beneficiary may deduct, from the monies so collected and received, all expenses of conducting the business of the Secured Property and of all maintenance, repairs, renewals, replacements, alterations, additions, betterments and improvements and amounts necessary to pay for Impositions, insurance, taxes and assessments, liens or other charges upon the Secured Property or any part thereof, as well as reasonable compensation for the services of Beneficiary and for all attorneys, agents, clerks, servants, and other employees engaged and employed by Beneficiary. After such deductions and the establishment of all reasonable reserves, Beneficiary shall apply all such monies to the payment of the unpaid Obligations. Beneficiary shall account only for Rents actually received by Beneficiary.

4.01E. Receivership. Beneficiary may have a receiver appointed to enter into possession of the Secured Property, collect the Rents therefrom and apply the same as the court may approve. Beneficiary may have a receiver appointed, as a matter of right without notice and without the necessity of proving either the inadequacy of the security provided by this Deed of Trust or the insolvency of Trustor or any other Person who may be .legally or equitably liable to pay the Obligations. Trustor and each such Person, presently and prospectively, waive such proof and consent to the appointment of such receiver. If Beneficiary or any receiver collects the Rents, the monies so collected shall not be substituted for payment of the Obligations, nor can they be used to cure an Event of Default, without the prior written consent of Beneficiary. Beneficiary shall not be liable to account for Rents not actually received by Beneficiary.

4.01F. Specific Performance. Beneficiary may institute an action for specific performance of any covenant contained herein or in aid of the execution of any power herein granted.

4.01G. Recovery of Sums Required to be Paid. Beneficiary may, from time to time, take action to recover any sum or sums which constitute a part of the Obligations as such sums shall become due, without regard to whether or not the remainder of the Obligations shall be due, and without prejudice to the right of Beneficiary thereafter to bring an action of foreclosure or any other action for each Event of Default existing from time to time.

4.01H. Other Remedies. Beneficiary may take all actions permitted under the Uniform Commercial Code of the State and may take any other action, or pursue any other right or remedy, as Beneficiary may have under applicable law, and Trustor does hereby grant such rights to Beneficiary.

4.01I. Power of Sale. Beneficiary may cause any or all of the Secured Property to be sold under the power of sale granted by this Deed of Trust or any of the other Loan Instruments in any manner permitted by applicable law. For any sale under the power of sale granted by this Deed of Trust, Trustee or Beneficiary must record and give all notices required by law and then, upon the expiration of such time as is required by law, may sell the Secured Property, and all estate, right, title, interest, claim and demand of Trustor therein, and all rights of redemption thereof, at one or more sales, as an entirety or in parcels, with such elements of real and/or personal property (and, to the extent permitted by applicable law, may elect to deem all of the Secured Property to be real property for purposes thereof), and at such time or place and upon such terms as Trustee and Beneficiary may determine and shall execute and deliver to the purchaser or purchasers thereof a deed or deeds conveying the property sold, but without any covenant or warranty, express or implied, and the recitals in the deed or deeds of any facts affecting the regularity or validity of the sale will be conclusive against all persons. In the event of a sale, by foreclosure or otherwise, of less than all of the Secured Property, this Deed of Trust shall continue as a lien and security interest on the remaining portion of the Secured Property.

(1) Subject to the provisions or other requirements of law, the following provisions shall apply to any sale or sales of the Secured Property under or by virtue of this Section 4.01I whether made under the power of sale herein granted or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale:

(a) Trustee, at the request of Beneficiary, may conduct any number of sales from time to time. The power of sale set forth herein shall not be exhausted by any one or more such sales as to any part of the Secured Property which shall not have been sold, nor by any sale which is not completed or is defective in Trustee's or Beneficiary's opinion, until the Obligations shall have been paid in full.

(b) Any sale may be postponed or adjourned by public announcement at the time and place appointed for such sale or for such postponed or adjourned sale without further notice.

(c) After each sale, Trustee, or an officer of any court empowered to do so, shall execute and deliver to the purchaser or purchasers at such sale a good and sufficient instrument or instruments granting, conveying, assigning and transferring all right, title and interest of Trustor in and to the property and rights sold and shall receive the proceeds of said sale or sales and apply the same as herein provided. Trustee is hereby appointed the true and lawful attorney-in-fact of Trustor, which appointment is irrevocable and shall be deemed to be coupled with an interest, in Trustor's name and stead, to make all necessary conveyances, assignments, transfers and deliveries of the property and rights so sold, and for that purpose Trustee may execute all necessary instruments of conveyance, assignment, transfer and delivery, and may substitute one or more persons with like power, Trustor hereby ratifying and confirming all that said attorney or such substitute or substitutes shall lawfully do by virtue thereof. Nevertheless, Trustor, if requested by Trustee or Beneficiary, shall ratify and confirm any such sale or sales by executing and delivering to Trustee or such purchaser or purchasers all such instruments as may be advisable, in Trustee's or Beneficiary's judgment, for the purposes as may be designated in such request.

(d) Any and all statements of fact or other recitals made in any of the instruments referred to in subsection (c) of this Section given by Trustee and/or Beneficiary as to nonpayment of the Obligations, or as to the occurrence of any Event of Default, or as to Beneficiary having declared all or any of the Obligations to be due and payable, or as to the request to sell, or as to notice of time, place and terms of sale and of the property or rights to be sold having been duly given, or as to the refusal, failure or inability to act of Trustee, or as to the appointment of any substitute or successor Trustee, or as to any other act or thing having been duly done by Trustor, Beneficiary, or by such Trustee, shall be taken as conclusive and binding against all persons as to evidence of the truth of the facts so stated and recited. Trustee and/or Beneficiary may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale so held, including the posting of notices and the conduct of sale, but in the name and behalf of Trustee or Beneficiary, as applicable.

(e) The receipt of Trustee for the purchase money paid at any such sale, or the receipt of any other person authorized to receive the same, shall be sufficient discharge therefor to any purchaser of any property or rights sold as aforesaid, and no such purchaser, or its representatives, grantees or assigns, after paying such purchase price and receiving such receipt, shall be bound to see to the application of such purchase price of any part thereof upon or for any trust or purpose of this Deed of Trust or, in any manner whatsoever, be answerable for any loss, misapplication or non-application of any such purchase money, or part thereof, or be bound to inquire as to the authorization, necessity, expediency or regularity of any such sale.

(f) Any such sale or sales shall operate to divest all of the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of Trustor in and to the properties and rights so sold, and shall be a perpetual bar both at law and in equity against Trustor and any and all persons claiming or who may claim the same, or any part thereof or any interest therein, by, through or under Trustor to the fullest extent permitted by applicable law.

(g) Upon any such sale or sales, Beneficiary may bid for and acquire the Secured Property and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the Obligations the amount of the bid made therefor, after deducting therefrom the expenses of the sale, the cost of any enforcement proceeding hereunder and any other sums which Trustee or Beneficiary is authorized to deduct under the terms hereof, to the extent necessary to satisfy such bid.

(h) In the event that Trustor, or any person claiming by, through or under Trustor, shall transfer or refuse or fail to surrender possession of the Secured Property after any sale thereof, then Trustor, or such person shall be deemed a tenant at sufferance of the purchaser at such sale, subject to eviction by means of forcible entry and detainer proceedings, or subject to any other right or remedy available hereunder or under applicable law.

(i) Upon any such sale, it shall not be necessary for Trustee, Beneficiary or any public officer acting under execution or order of court to have present or constructively in its possession any of the Secured Property.

(J) In the event of any sale referred to in this Section, the entire Obligations, if not previously due and payable, immediately thereupon shall, notwithstanding anything to the contrary herein or in the other Loan Instruments, become due and payable.

(k) In the event a foreclosure hereunder shall be commenced by Trustee at the request of Beneficiary, Trustee or Beneficiary may at any time before the sale of the Secured Property abandon the sale, and may institute suit for the collection of the Obligations and for the foreclosure of this Deed of Trust, or in the event that Trustee or Beneficiary should institute a suit for collection of the Obligations, and for the foreclosure of this Deed of Trust, Beneficiary may at any time before the entry of final judgment in said suit dismiss the same and sell or require Trustee to sell the Secured Property in accordance with the provisions of this Deed of Trust.

(l) In the event that any portion of the Secured Property is determined to be "environmentally impaired" (as "environmentally impaired" is defined in California Code of Civil Procedure Section 726.5(e)(3)) or to be an "affected parcel" (as "affected parcel" is defined in California Code of Civil Procedure Section 726.5(e)(1)), then, without otherwise limiting or in any way affecting Beneficiary's or Trustee's rights and remedies under this Deed of Trust, Beneficiary may elect to exercise its right under California Code of Civil Procedure Section 726.5(a) to (1) waive its lien on such environmentally impaired or affected portion of the Secured Property and (2) exercise (i) the rights and remedies of an unsecured creditor, including reduction of its claim against Trustor to judgment, and (ii) any other rights and remedies permitted by law. For purposes of determining Beneficiary's right to proceed as an unsecured creditor under California Code of Civil Procedure Section 726.5(a), Trustor shall be deemed to have willfully permitted or acquiesced in a release or threatened release of hazardous materials, within the meaning of California Code of Civil Procedure Section 726.5(d)(1), if the release or threatened release of hazardous materials was knowingly or negligently caused or contributed to by any lessee, occupant or user of any portion of the Secured Property and Trustor knew or should have known of the activity by such lessee, occupant or user which caused or contributed to the release or threatened release. All costs and expenses, including, but not limited to, attorneys' fees, incurred by Beneficiary in connection with any action commenced under this subparagraph including any action required by California Code of Civil Procedure Section 726.5(b) to determine the degree to which the Secured Property is environmentally impaired, plus interest thereon at the maximum rate allowed by law until paid, shall be added to the Obligations secured by this Deed of Trust and shall be due and payable to Beneficiary upon its demand made at any time following the conclusion of such action.

4.02 No Election of Remedies. Beneficiary may, in its discretion, exercise all or any of the rights and remedies provided herein or in the other Loan Instruments, or which may be provided by statute, law, equity or otherwise, in such order and manner and from time to time, as Beneficiary shall elect without impairing Beneficiary's lien, or rights pursuant to any of the Loan Instruments and without affecting the liability of any Person for the Obligations.

4.03 Beneficiary's Right to Release, etc. Beneficiary may, in its discretion, from time to time, release (for such consideration as Beneficiary may require) any part of the Secured Property (A) without notice to, or the consent, approval or agreement of any other party in interest, (B) without, as to the remainder of the Secured Property, in any way impairing or affecting the validity or the lien of this Deed of Trust or any of the other Loan Instruments, or the priority thereof and (C) without releasing Trustor from any liability for any of the Obligations. Beneficiary may accept, by assignment, pledge or otherwise, any other property in place of any part of the Secured Property as Beneficiary may require without being accountable for so doing to any other lienor or other Person. To the extent permitted by law, neither Trustor, nor the holder of any lien or encumbrance affecting the Secured Property or any part thereof shall have the right to require Beneficiary to marshall assets.

4.04 Beneficiary's Right to Remedy Defaults, etc. If an Event of Default has occurred in the performance by Trustor of any of the covenants or agreements contained in this Deed of Trust or any of its other obligations under the other Loan Instruments, or if any action or proceeding is commenced which affects Beneficiary's interest in the Secured Property or any part thereof, including, but not limited to, eminent domain, code enforcement, or proceedings of any nature whatsoever under any federal or state law, whether now existing or hereafter enacted or amended, relating to bankruptcy, insolvency, arrangement, reorganization or other form of debtor relief, then Beneficiary may, but without obligation to do so and without releasing Trustor from any obligation hereunder, cure such defaults, make such appearances, disburse such sums and/or take such other action as Beneficiary deems necessary or appropriate to protect Beneficiary's interest, including disbursement of attorneys' fees, entry upon the Secured Property to make repairs, payment of Impositions or insurance premiums or otherwise cure the default in question or protect the security of the Secured Property, and payment, purchase, contest or compromise of any encumbrance, charge or lien encumbering the Secured Property. Trustor further agrees to pay all expenses incurred by Beneficiary (including fees and disbursements of counsel) pursuant to this Section 4.04, including those incident to the curing of any default and/or the protection of the rights of Beneficiary hereunder, and enforcement or collection of payment of the Note or any future advances whether by judicial or nonjudicial proceedings, or in connection with any bankruptcy, insolvency, arrangement, reorganization or other debtor relief proceeding of Trustor, or otherwise. Any amounts disbursed by Beneficiary pursuant to this Section 4.04 shall be additional indebtedness of Trustor secured by this Deed of Trust as of the date of disbursement and shall bear interest at the Increased Rate from such date until paid by Trustor in full. All such amounts shall be payable by Trustor immediately without demand. Nothing contained in this Section 4.04 shall be construed to require Beneficiary to incur any expense, make any appearance, or take any other action and any action taken by Beneficiary pursuant to this Section 4.04 shall be without prejudice to any other rights or remedies available to Beneficiary pursuant to any Loan Instrument or at law or in equity.

4.05 Waivers. Trustor waives and releases (A) all benefits that might accrue to Trustor by virtue of any present or future laws exempting the Secured Property, or any part of the proceeds arising from any sale of the Secured Property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process or extension of time; (B) all benefits that might accrue to Trustor from requiring valuation or appraisal of any part of the Secured Property levied or sold on execution of any judgment recovered for the Obligations; (C) all notices not herein or in any other Loan Instrument specifically required as a result of Trustor's default or of Beneficiary's or any other Note Holder's exercise, or election to exercise, any option pursuant to any of the Loan Instruments; and (D) all rights of redemption to the extent that Trustor may lawfully waive same. At no time will Trustor insist upon, plead or in any manner whatsoever claim or take any benefit or advantage of any stay or extension or moratorium law or any exemption from execution or sale of the Secured Property or any part thereof, whenever enacted, now or at any time hereafter in force, which may affect the covenants or terms of performance of the Loan Instruments. Similarly, Trustor will not claim, take or insist upon any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Secured Property or any part thereof, prior to any sale or sales thereof which may be made pursuant to any provision hereof, or pursuant to the decree, judgment or order of any court of competent jurisdiction. After any such sale or sales, to the extent permitted by law, Trustor shall not claim or exercise any right under any law or laws heretofore or hereafter enacted to redeem the property so sold or any part thereof. Trustor waives all benefits or advantages of any such law or laws, and covenants not to hinder, delay or impede the execution of any power herein granted or delegated to Beneficiary. Trustor shall suffer and permit the execution of every such power as though no such law or laws had been made or enacted. To the extent permitted by law, the Secured Property may be sold in one parcel, as an entirety, or in such parcels, manner or order as Beneficiary in its discretion may decide. To the extent permitted by law, neither Trustor nor the holder of any lien or encumbrance affecting the Secured Property or any part thereof may require Beneficiary to marshall assets.

4.06 Prepayment. Subject to the terms of the Note, Trustor shall pay the charge provided in the Note for prepayment of the Obligations if for any reason (including the acceleration of the due date of the Obligations by Beneficiary following the occurrence of an Event of Default) any of such Obligations shall be due and payable or paid prior to the stated maturity date thereof, whether or not such payment is made prior to or at any sale held pursuant to or by virtue of this Article IV. Beneficiary has relied on Trustor's creditworthiness and its agreement to repay the Obligations in strict accordance with the terms set forth in the Loan Instruments, and would not make the Loan without the promises by Trustor to make all payments due pursuant to the Loan Instruments and not to prepay all or any part of the principal balance of the Note prior to the final maturity date thereof, except on the terms expressly set forth herein and in the Note. Therefore, any prepayment of the Note, whether occurring as a voluntary prepayment by Trustor or occurring upon an acceleration of the Note by Beneficiary or otherwise, will prejudice Beneficiary's ability to meet its obligations and to earn the return on the funds advanced to Trustor, which Beneficiary intended and expected to earn when it made the Loan, and will also result in other losses and additional expenses to Beneficiary. In consideration of Beneficiary making the Loan at the interest rate and for the term set forth in the Note, Trustor expressly waives all rights it may have under applicable law to prepay, without charge or premium, all or any part of the Note, either voluntarily or upon an acceleration of the Note by Beneficiary, including an acceleration upon the making or suffering by Trustor of any transfer or disposition prohibited by Section 1.11. If a prepayment of all or any part of the principal balance of the Note is made by or on behalf of Trustor, for any reason, whether due to the voluntary acceptance by Beneficiary of a prepayment tendered by Trustor, or the acceleration of the Note by Beneficiary, or in connection with any reinstatement of the Loan Instruments pursuant to any foreclosure proceedings, or any right of redemption exercised by Trustor or any other party having the right to redeem or to prevent any foreclosure of this Deed of Trust, or upon the consummation of any foreclosure sale, or under any other circumstances, Trustor or any other Person making any such prepayment shall be obligated to pay, concurrently therewith, the Make-Whole Amount, as defined and as set forth in the Note, and the payment of the Make-Whole Amount shall be a condition to the making of such prepayment, and the payment of the Make-Whole Amount shall be secured by this Deed of Trust and the other Loan Instruments. Trustor shall pay the Make-Whole Amount without prejudice to the right of Beneficiary to collect any other amounts due pursuant hereto or to declare a default hereunder. Nothing herein shall be construed as permitting any partial prepayment of the Obligations, except with Beneficiary's prior written consent thereto obtained in each instance. Trustor hereby acknowledges that the Note contains the following language:

"MAKER HEREBY EXPRESSLY (i) WAIVES ANY RIGHTS IT MAY HAVE UNDER CALIFORNlA LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT PENALTY, UPON ACCELERATION OF THE MATURITY DATE, AND (ii) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF ALL OR ANY PORTION OF THE PRINCIPAL AMOUNT OF THIS NOTE IS MADE INCLUDING WITHOUT LIMITATION UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE BY HOLDER ON ACCOUNT OF ANY DEFAULT BY MAKER INCLUDING, WITHOUT LIMITATION, ANY TRANSFER, DISPOSITION, OR FURTHER ENCUMBRANCE PROHIBITED OR RESTRICTED BY THE DEED OF TRUST, THEN MAKER SHALL BE OBLIGATED TO PAY CONCURRENTLY WITH SUCH PREPAYMENT THE PREPAYMENT PREMIUM SPECIFIED ABOVE. BY INITIALING THIS PROVISION IN THE SPACE PROVlDED BELOW, MAKER HEREBY DECLARES THAT (1) EACH OF THE FACTUAL MATTERS SET FORTH IN THIS PARAGRAPH IS TRUE AND CORRECT, (2) HOLDER'S AGREEMENT TO MAKE THE LOAN EVIDENCED BY THIS NOTE AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSlDERATION FOR THIS WAIVER AND AGREEMENT, AND HAS BEEN GIVEN INDIVIDUAL WEIGHT BY MAKER AND HOLDER, (3) MAKER IS A SOPHISTICATED AND KNOWLEDGEABLE REAL ESTATE lNVESTOR WITH COMPETENT AND INDEPENDENT LEGAL COUNSEL AND (4) MAKER FULLY UNDERSTANDS THE EFFECT OF THIS WAIVER AND AGREEMENT."

ARTICLE V
MISCELLANEOUS

5.01 Non-Waiver. The failure of Beneficiary or any other Note Holder to insist upon strict performance of any term of this Deed of Trust or any other Loan Instrument shall not be deemed to be a waiver of any term of this Deed of Trust or any other Loan Instrument. Trustor shall not be relieved of its obligation to pay and perform the Obligations, at the time and in the manner provided in the Loan Instruments, by reason of (A) a failure by Beneficiary or any other Note Holder to take any action to foreclose this Deed of Trust or otherwise enforce any of the provisions of this Deed of Trust or of any other Loan Instrument (regardless of whether or not Trustor has requested Beneficiary or any other Note Holder to do so), (B) the release, regardless of consideration, of the whole or any part of the Secured Property or any other security for the Obligations, or (C) any agreement or stipulation between Beneficiary or any other Note Holder and any subsequent owner or owners of the Secured Property or any other Person extending the time of payment or otherwise modifying or supplementing the terms of this Deed of Trust or any other Loan Instrument, without first having obtained the consent of Trustor. Trustor shall pay and perform the Obligations at the time and in the manner provided in this Deed of Trust and the other Loan Instruments as so extended, modified or supplemented, unless expressly released and discharged by Beneficiary. Regardless of consideration, and without the necessity for any notice to or consent by the holder of any subordinate lien, encumbrance, right, title or interest in or to the Secured Property, Beneficiary may release any Person at any time liable for the payment or performance of the Obligations, or any part thereof, or any part of the security held for the Obligations, and may extend the time of such payment or performance or otherwise modify the terms of any Loan Instrument, including a modification of the interest rate payable on the principal balance of the Note, without in any manner impairing or affecting any of the Loan Instruments or the lien thereof or the priority of this Deed of Trust, as so extended and modified, as security for the Obligations over any such subordinate lien, encumbrance, right, title or interest. Beneficiary may resort for the payment and performance of the Obligations to any other security held by Beneficiary in such order and manner as Beneficiary, in its discretion, may elect. Beneficiary may take action to require payment and performance of the Obligations, or any part thereof, or to enforce any term of this Deed of Trust, without prejudice to the right of Beneficiary thereafter to foreclose this Deed of Trust. In addition to the rights and remedies stated in this Deed of Trust, Beneficiary may, on behalf of the Note Holders, exercise every additional right and remedy now or hereafter afforded by law or in equity. Each right of Beneficiary pursuant to this Deed of Trust shall be separate, distinct and cumulative, and no such right shall be given effect to the exclusion of any other. No act of Beneficiary or any other Note Holder shall be construed as an election to proceed pursuant to any one provision of this Deed of Trust to the exclusion of any other provision.

5.02 Sole Discretion of Beneficiary. Whenever pursuant to this Deed of Trust (A) Beneficiary exercises any right to approve or disapprove or to give or withhold its consent, (B) any arrangement or term is to be satisfactory to Beneficiary, or (C) any other decision or determination is to be made by Beneficiary, Beneficiary may give or withhold such approval or consent, determine whether or not such arrangement or term is satisfactory, and make all other decisions or determinations, in Beneficiary's sole and absolute discretion, and Beneficiary's decision shall be final and conclusive except where this Deed of Trust expressly provides to the contrary. If Trustor shall seek the consent or approval of Beneficiary pursuant to this Deed of Trust and Beneficiary shall fail or refuse to give such consent or approval, Trustor shall not be entitled to any damages for any withholding of such approval or consent by Beneficiary, except, in instances where Beneficiary has expressly agreed not to unreasonably withhold such approval or consent, to the extent that any withholding of such approval or consent by Beneficiary constitutes willful and malicious misconduct. Trustor's sole remedy shall be an action for injunctive or declaratory relief, which remedy shall be available only in those cases where Beneficiary has expressly agreed not to unreasonably withhold its consent or approval.

5.03 Recovery of Sums Required To Be Paid. Beneficiary shall have the right from time to time to take action to recover any sum or sums which constitute a part of the Obligations as such sums shall become due, without regard to whether or not the balance of the Obligations shall be due, and without prejudice to the right of Beneficiary thereafter to bring an action of foreclosure or any other action for a default or defaults by Trustor existing at the time such earlier action was commenced.

5.04 Legal Tender. Trustor shall pay all payments of principal, interest or other amounts required or provided for herein in lawful money of the United States of America at the time of payment, at the above described office of Beneficiary or at such other place as Beneficiary may from time to time designate.

5.05 No Merger or Termination. If both the lessor's and Lessee's estates under any Lease or any portion thereof which constitutes a part of the Secured Property shall at any time become vested in one owner, this Deed of Trust and the lien created hereby shall not be destroyed or terminated by the application of the doctrine of merger and in such event, Beneficiary shall continue to have and enjoy all of its rights and privileges as to the separate estates. In addition, the foreclosure of this Deed of Trust shall not destroy or terminate any Lease or sublease then existing and created by Trustor, whether by application of the law of merger or as a matter of law or otherwise, unless Beneficiary or any purchaser at any sale related to such foreclosure shall so elect. No act by or on behalf of Beneficiary or any such purchaser shall constitute a termination of any Lease or sublease, unless Beneficiary or such purchaser shall give written notice thereof to the related Lessee or sublessee.

5.06 Discontinuance of Actions. If Beneficiary shall enforce any right pursuant to this Deed of Trust by foreclosure, sale, entry or otherwise and discontinue or abandon such enforcement for any reason or any such proceedings shall have been determined adversely, then, in each such case, Trustor and Beneficiary shall be restored to their former positions and rights hereunder, and the Secured Property shall remain subject to the lien of this Deed of Trust.

5.07 Headings. The headings of the Sections and other subdivisions of this Deed of Trust are for the convenience of reference only, are not to be considered a part hereof, and shall not limit or otherwise affect any of the terms hereof.

5.08 Notice, to Parties. All notices and demands or other communications hereunder shall be in writing, and shall be deemed to have been sufficiently given or served for all purposes when presented personally or sent by generally recognized overnight delivery service, with postage prepaid, addressed to Trustor or Beneficiary, as applicable, at the addresses stated below, or at such other address of which either Trustor or Beneficiary may hereafter notify the other in writing:

Trustor:	777 SOUTH FIG, LLC
c/o Commonwealth Partners
633 West Fifth Street, 72nd Floor Los Angeles, California 90071
Attn: Joseph Corrente, Vice President
with a copy to:	Paul, Hastings, Janofsky & Walker LLP 515 South Flower Street, 25th Floor Los Angeles, California 90071
Attn: Patrick Ramsey, Esq.

Beneficiary:	NEW YORK LIFE INSURANCE COMPANY c/o New York Life Insurance Management LLC
51 Madison Avenue
New York, New York 10010-1603 Attn: Real Estate Group
Director - Loan Administration Division Loan Nos. 372-8499 and 372-8501

With a copy to:	NEW YORK LIFE INSURANCE COMPANY c/o New York Life Insurance Management LLC 51 Madison Avenue
New York, New York 10010-1603
Attn: Office of the General Counsel
Managing Director - Real Estate Section

Each notice or demand so given or served shall be deemed given and effective, (A) if personally delivered, on the day of actual delivery or refusal and (B) if sent by generally recognized overnight delivery service, on the next business day. Notwithstanding the foregoing, service of any notice of default or notice of sale provided or required by law shall, if mailed as required by law, be deemed given and effective on the date of mailing.

5.09 Successors and Assigns Included In Parties. Subject to the provisions of Section 1.11, each reference herein to Trustor or Beneficiary shall mean and include, the heirs, legal representatives, successors and assigns of such Person. All covenants and agreements contained in this Deed of Trust by or on behalf of Trustor shall bind and inure to the benefit of Trustor's heirs, legal representatives, successors and assigns, and all covenants and agreements by or on behalf of Beneficiary shall bind and inure to the benefit of Beneficiary's and the other Note Holders' respective successors and assigns.

5.10 Changes and Modifications. This Deed of Trust may only be changed or modified by an agreement in writing, signed by both Trustor and Beneficiary.

5.11 Applicable Law. This Deed of Trust shall be construed and enforced according to the law of the State, other than such law with respect to conflicts of laws.

5.12 Invalid Provisions to Affect No Others. The unenforceability or invalidity of any provision or provisions of this Deed of Trust as to any Persons or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other Persons or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

5.13 Usury Savings Clause. Trustor and Beneficiary intend to conform strictly to the usury laws now or hereafter in force in the State and all interest payable pursuant to the Note, this Deed of Trust or any other Loan Instrument, unless exempt from such laws, shall be subject to reduction to the amount equal to the maximum non-usurious amount allowed pursuant to such usury laws as now or hereafter construed by the courts having jurisdiction over such matters. In the event the maturity of the Note is accelerated by reason of any provision of this Deed of Trust including, without limitation, an election by Beneficiary resulting from an Event of Default (or an event permitting acceleration) under this Deed of Trust or any other Loan Documents, voluntary prepayment of the Note, or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the dates of each advance of the Obligations until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of Beneficiary either be rebated to Trustor or credited on the principal amount of the Note or if all principal has been repaid, then the excess shall be rebated to Trustor. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable or receivable pursuant to the Note, this Deed of Trust or any other Loan Instrument shall under no circumstances exceed the maximum legal interest rate which Beneficiary may charge under applicable law from time to time. Any interest in excess of the maximum amount permitted by law shall be deemed a mistake and shall be canceled automatically and, if theretofore paid, Beneficiary shall, at its option, either rebate such interest to Trustor or credit such interest to the principal amount of the Obligations, or if all such principal has been repaid, Beneficiary shall rebate such excess to Trustor.

5.14 No Statute of Limitations. To the full extent permitted by law, Trustor hereby waives the pleading of any statute of limitations as a defense to any or all of the Obligations.

5.15 Late Charges. If Trustor fails to pay, when due, without regard to any grace period, any installment of interest or principal, subject to the provisions of the second paragraph of Section 1.04 any payment due pursuant to Section 1.04 or any deposit or reserve due pursuant to this Deed of Trust or any other Loan Instrument, Trustor shall pay to Beneficiary (unless waived by Beneficiary) the Late Charge as defined and described in the Note. Each such Late Charge, if not previously paid, shall, at the option of Beneficiary, be added to and become part of the succeeding monthly payment to be made pursuant to the Note, and shall be secured by this Deed of Trust.

5.16 Waiver of Jury Trial. Trustor waives any right to trial by jury with respect to any action or proceeding (a) brought by Trustor, Beneficiary or any other Person relating to (i) the Obligations or any understandings or prior dealings between Trustor and Beneficiary or (ii) the Loan Instruments, or (b) to which Beneficiary is a party.

5.17 Continuing Effectiveness. This Deed of Trust shall secure all advances made pursuant to the Loan Instruments, all rearrangements and renewals of the Obligations and all extensions as to the time of payment thereof, whether or not such advances, rearrangements, renewals or extensions are evidenced by new promissory notes or other instruments hereafter executed and irrespective of whether filed or recorded. The execution of this Deed of Trust shall not impair or affect any other security which may be given to secure the payment of the Obligations, and all such additional security shall be considered as cumulative. The taking of additional security, execution from time to time of partial releases as to the Secured Property or any extension of time of payment of the Obligations shall not diminish the force, effect or lien of this Deed of Trust, and shall not affect or impair the liability of any maker, surety or endorser for the payment of the Obligations.

5.18 Time of Essence._ Time is of the essence as to Trustor's performance of each provision of this Deed of Trust, the Note and the other Loan Instruments. Trustor agrees that where, by the terms of this Deed of Trust, the Note or any other Loan Instrument, a day is named or a time is fixed for the payment of any sum of money or the performance of any obligation by Trustor, the day and/or time stated enters into the consideration and is of the essence of the whole contract.

5.19 Non-Recourse. If an Event of Default has occurred and has not been waived by Beneficiary in writing, Beneficiary shall have all rights provided in the Note, this Deed of Trust or any other Loan Instrument or at law or in equity, and shall have full recourse to the Secured Property and to any other collateral given by Trustor to secure any or all of the Obligations, provided that any judgment obtained by Beneficiary in any proceeding to enforce such rights shall be enforced only against the Secured Property and such other collateral. Notwithstanding the foregoing, Beneficiary shall not in any way be prohibited from naming Trustor or any of its successors or assigns or any Person holding under or through them as parties to any actions, suits or other proceedings initiated by Beneficiary to enforce such rights or to foreclose the lien of this Deed of Trust or to otherwise realize upon any other lien or security interest created in any other collateral given to secure the payment of the Obligations.

The restriction contained in the first sentence of the immediately preceding paragraph shall not apply to, and Trustor and such additional entity(ies), other than Fifth Street Properties (collectively, "Limited Guarantor") as Beneficiary may reasonably require in conjunction with a sale or transfer of the Secured Property to a third party, as described in Section II of the Letter Agreement (provided such Limited Guarantor shall not be required to have a net worth higher than the standards provided for a Qualified Transferee as defined in Section II of the Letter Agreement) shall be personally liable for, all losses, claims, damages, costs or expenses, including, without limitation, attorneys' fees and expenses, incurred by Beneficiary (A) as a result of any material misstatement of fact (1) by Trustor or any Person constituting Trustor made to induce Beneficiary to advance the principal amount evidenced by the Note or (2) contained in any Loan Instrument, (B) as a result of fraud committed by Trustor or any Person constituting Trustor related to the making of the Loan or to the Secured Property, (C) as a result of the misapplication of any insurance proceeds, condemnation awards, trust funds or Rents in a manner which is not in accordance with the provisions of the Loan Instruments, (D) as a result of the breach of any representation or warranty contained in the Sections of this Deed of Trust pertaining to environmental matters, including, without limitation, Section 1.05E(4), 2.03C or 2.03D, or any default with respect to any covenant contained in the Sections of this Deed of Trust pertaining to environmental matters including, without limitation, Section 1.05E, (E) as a result of any default with respect to Trustor's covenant to pay Impositions, pursuant to Section 1.02 hereof, or insurance premiums, pursuant to Section 1.03 hereof, (F) arising from, in respect of, as a consequence of, or in connection with: (l) the existence of any circumstance or the occurrence of any action described in Section 1.05E(1), (2) claims asserted by any Person (including, without limitation, any Governmental Agency) in connection with, or in any way arising out of, the presence, storage, use, disposal, generation, transportation or treatment of any Hazardous Material in, on, or under or about the Secured Property, (3) the violation or claimed violation of any law relating to any Hazardous Material or any other Environmental Requirement in regard to the Secured Property, regardless of whether or not such violation or claimed violation occurred prior to or after the date of this Deed of Trust or whether or not such violation or claimed violation occurred prior to or after the time that Trustor became the owner of the Secured Property, or (4) the preparation of any environmental audit as to the Secured Property, whether conducted or authorized by Trustor, Beneficiary or any other Person or the implementation of any such environmental audit's recommendations or (G) as a result of any intentional, bad faith waste of the Secured Property committed by Trustor or its agents (such damages to include, without limitation, all repair costs incurred by Trustor).

In addition, and notwithstanding the restriction on enforcement contained in the first sentence of the second immediately preceding paragraph of this Section 5.19, Trustor also shall be personally liable for and Beneficiary may seek judgment against Trustor for all outstanding principal, interest and other Obligations including, without limitation, the Make-Whole Amount (i) if there shall be a violation of Section l.11 of this Deed of Trust, (ii) in the event that Trustor or any Limited Guarantor or any other guarantor, but specifically excluding Fifth Street Properties, of all or any of part of the obligations of Trustor under the Loan Instruments ("Other Guarantor") shall be the subject of any petition or proceeding for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law that remains undismissed for a period of ninety (90) days or more, and/or Trustor or any Limited Guarantor or any Other Guarantor shall become the subject of any liquidation, dissolution, receivership or other similar proceeding, and/or (iii) if the Secured Property is damaged or destroyed in whole or in part due to an act of terrorism and Trustor does not have the required Terrorism Insurance and Trustor has not made the required Terrorism Insurance Deposit. The restriction on enforcement contained in the first sentence of the second immediately preceding paragraph of this Section 5.19 shall not apply to the Environmental Indemnity Agreement of even date herewith executed by Trustor and the other indemnitors, if any, in favor of Beneficiary and/or to the obligations of any Limited Guarantor or any Other Guarantor. It is expressly understood and agreed, however, that nothing contained in this Section 5.19 shall (x) in any manner or way constitute or be deemed to be a release of the Obligations or otherwise affect or impair the enforceability of the liens, assignments, rights and security interests created by this Deed of Trust or any of the other Loan Instruments or any future advance or any related agreements or (y) preclude Beneficiary from foreclosing this Deed of Trust or from exercising its other remedies set forth in this Deed of Trust or the Assignment, or from enforcing any of its rights and remedies in law or in equity (including, without limitation, injunctive and declaratory relief, restraining orders and receivership proceedings), except as provided in the second immediately preceding paragraph of this Section 5.19 or (z) affect any rights Beneficiary may have to waive the lien created by this Deed of Trust and exercise the rights of an unsecured creditor if the Secured Property shall become environmentally impaired, all as provided in California Code of Civil Procedure Section 726.5. All losses, claims, damages, costs, expenses, liabilities, obligations and/or other amounts of any kind or nature, including, attorneys' fees and expenses, as to which this Section 5.19 provides that Trustor is personally liable shall be referred to herein as the "Non-Recourse Exceptions".

5.20 Non-Business Days. If any payment required hereunder or under any other Loan Instrument becomes due on a Saturday, Sunday, or legal holiday in the state in which the Premises are located, then such payment shall be due and payable on the immediately preceding business day.

5.21 Joinder of Spouse. If the Secured Property is owned by a married Person, the joinder herein by the spouse of such Person shall be construed not only as binding such spouse individually, but also as a quitclaim and release to Beneficiary of any interest of such spouse in the Secured Property by way of dower, curtesy, community property or otherwise.

5.22 Request for Notice. Pursuant to California Government Code Section 27321.5(b), Trustor hereby requests that a copy of any notice of default and a copy of any notice of sale given pursuant to this Deed of Trust be mailed to Trustor at the address set forth herein above.

5.23 Fixture Filing. Portions of the Secured Property are goods which are or are to become fixtures relating to the Land and/or the Premises, and Trustor covenants and agrees that the filing of this Deed of Trust in the real estate records of the county where the Premises are located shall also operate from the time of filing as a fixture filing in accordance with Section 9313 of the California Uniform Commercial Code.

5.24 Provisions as to Trustee; Trustee's Appointment. Trustee accepts this trust when this Deed of Trust, duly executed and acknowledged, is made a public record as provided by law. Trustee may resign by an instrument in writing addressed to Beneficiary, or Trustee may be removed at any time with or without cause by an instrument in writing executed by Beneficiary and duly recorded. In case of the death, resignation, removal or disqualification of Trustee or if for any reason Beneficiary shall deem it desirable to appoint a substitute or successor trustee to act instead of Trustee herein named or any substitute or successor Trustee, then Beneficiary shall have the right and is hereby authorized and empowered to appoint a successor Trustee, or a substitute Trustee, without other formality than appointment and designation in writing executed and acknowledged by Beneficiary and the recordation of such writing in the office where this Deed of Trust is recorded, and the authority hereby conferred shall extend to the appointment of other successor and substitute Trustees successively until the Obligations are paid in full or until the Secured Property is sold hereunder. Such appointment and designation by Beneficiary shall be full evidence of the right and authority to make the same and of all facts therein recited. If such appointment is executed on behalf of Beneficiary by an officer of Beneficiary, such appointments shall be conclusively presumed to be executed with authority and shall be valid and sufficient without proof of any action by the Trustee or any superior officer of Beneficiary. Upon the making of such appointment and designation, all of the estate and title of Trustee in the Secured Property shall vest in the named successor or substitute Trustee and it shall thereupon succeed to and shall hold, possess and execute all the rights, powers, privileges, immunities and duties herein conferred upon Trustee; but, nevertheless, upon the written request of Beneficiary or of the successor or substitute Trustee, Trustee ceasing to act shall execute and deliver an instrument transferring to such successor or substitute Trustee all of the estate and title in the Secured Property of Trustee so ceasing to act, together with all the rights, powers, privileges, immunities and duties herein conferred upon Trustee, and shall duly assign, transfer and deliver any of the properties and moneys held by said Trustee hereunder to said successor or substitute Trustee. All references herein to Trustee shall be deemed to refer to Trustee (including any successor or substitute, appointed and designated, as herein provided) from time to time acting hereunder. Trustor hereby ratifies and confirms any and all acts which Trustee herein named or its successor or successors, substitute or substitutes, in this Deed of Trust, shall do lawfully by virtue hereof.

5.25 Payment and Servicing Agent. The Note Holders have appointed, designated and authorized Beneficiary, as their payment and servicing agent to take such action on behalf of the Note Holders under this Deed of Trust and the other Loan Instruments and to exercise such powers and perform such duties as are expressly delegated to "Beneficiary" by the terms of this Deed of Trust and the other Loan Instruments, together with such powers as are reasonably incidental thereto. Therefore, without limiting the generality of the foregoing, (l) Trustor (a) is entitled to rely on Beneficiary for any waiver, amendment, approval or consent given by "Beneficiary" hereunder or under any of the other Loan Instruments and (b) shall adhere only to waivers, amendments, approvals or consents given by Beneficiary hereunder and under the other Loan Instruments and (2) Beneficiary is entitled, on behalf of the Note Holders, to take all actions, including exercising all remedies, permitted to be taken by "Beneficiary" under this Deed of Trust or under any of the other Loan Instruments (either by law or pursuant to the terms of this Deed of Trust or the other Loan Instruments). Until Trustor is otherwise notified by the Note Holders, the "Beneficiary" is New York Life Insurance Company. Appointment of a successor payment and servicing agent shall also constitute appointment of a successor "Beneficiary" under this Deed of Trust and under the other Loan lnstruments and such appointed successor payment and servicing agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring "Beneficiary" hereunder and under the other Loan Instruments. The use of the term "agent" in this Deed of Trust and the other Loan Instruments with reference to Beneficiary is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. All warranties, certifications, indemnities, waivers, rights under insurance policies and other terms, covenants and conditions inuring to the benefit Beneficiary under the Loan Instruments shall also inure to the benefit and may be enforced by the Note Holders.

5.26 Exculpation. Notwithstanding anything in this Deed of Trust to the contrary, no present or future officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor, manager, investment manager or agent of the CalPERS or CommonWealth Pacific shall have any personal liability, directly or indirectly, under this Deed of Trust and recourse shall not be had against any such officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor, investment manager or agent under or in connection with this Deed of Trust or any other Loan Instrument heretofore or hereafter executed in connection with the Loan. By its acceptance of this Deed of Trust, Beneficiary hereby waives and releases, for itself and for each other Note Holder, any and all such personal liability and recourse. The limitations of liability provided in this Section 5.26 are in addition to, and not in limitation of any limitation of liability applicable to CalPERS or CommonWealth Pacific provided by law or in any other contract, agreement or instrument. Such exculpation of liability shall be absolute and without any exception whatsoever.

[There is no further text. Signature page follows.]

IN WITNESS WHEREOF, Trustor has executed this Decd of Trust as of the date first above written.

TRUSTOR:

777 SOUTH FIG, LLC, A Delaware limited liability company,

By:	CWP Capital Management, LLC,
A Delaware limited liability company
its manager

	By:	/s/ Michael W. Croft
Name: Michael W. Croft
Title: CEO